UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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First Solar, Inc.

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First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

April 1, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 annual meeting of stockholders of First Solar, Inc. on Wednesday, May 12, 2021 at 12:00 p.m., Eastern Time, which will be a virtual meeting, conducted via live webcast.

The virtual meeting format allows all of our stockholders the opportunity to participate in the annual meeting no matter where they are located. If you plan to attend the annual meeting virtually on the Internet, please follow the instructions in the “Questions and Answers About the Annual Meeting” section of this proxy statement.

This proxy statement contains important information about participating in the annual meeting, proxy voting, and the business to be conducted at the annual meeting, as does the Notice of Internet Availability of Proxy Materials that has been mailed to each stockholder (each, a “Notice”). Each Notice also describes how you can access this proxy statement and a copy of our 2020 Annual Report to stockholders (the “2020 Annual Report”) on the Internet. We encourage you to read our 2020 Annual Report. It includes our audited consolidated financial statements and information about our operations, markets, and products.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you are a stockholder of record, you may vote on the Internet or by telephone, and, if you requested to receive printed proxy materials, by mailing the proxy card. If you hold your shares beneficially in street name, you may vote on the Internet and as is otherwise provided in the Notice you receive from your broker, bank, or other nominee. Please carefully review the instructions regarding each of your voting options described in this proxy statement and in any Notice you receive from us or your broker, bank, or other nominee.

Sincerely,

Mark R. Widmar
Chief Executive Officer

First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2021 annual meeting of stockholders of First Solar, Inc. will be held on Wednesday, May 12, 2021 at 12:00 p.m., Eastern Time, virtually on the Internet. You will be able to attend the annual meeting, vote, and submit questions during the meeting by visiting www.meetingcenter.io/286438251. Further information regarding attendance, including how to access the virtual meeting, is set forth in the “Questions and Answers About the Annual Meeting” section of this proxy statement.

The purposes of the annual meeting are as follows:
1.to elect eleven members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;
2.to ratify the appointment of PricewaterhouseCoopers LLP as First Solar, Inc.’s independent registered public accounting firm for the year ending December 31, 2021;
3.to vote upon a stockholder proposal requesting a report on steps being taken by First Solar to enhance board diversity beyond current levels, if properly presented at the annual meeting; and
4.to transact such other business as may properly come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above or on any date or dates to which the annual meeting may be adjourned or postponed.

The close of business on March 23, 2021 is the record date for determining stockholders entitled to vote at the annual meeting. Only holders of common stock of First Solar, Inc. as of the record date are entitled to vote on the matters listed in this notice of annual meeting of stockholders. A complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters located at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 during the 10 days prior to the annual meeting. The list of stockholders will also be made available to stockholders virtually during the annual meeting. The Notice is first being mailed to stockholders, and this proxy statement is first being made available to stockholders, on or about April 1, 2021.

By order of the board of directors,

Jason Dymbort
General Counsel & Secretary
April 1, 2021

Your vote is very important
Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in any Notice you receive, in the section entitled “Questions and Answers About the Annual Meeting” beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, in the proxy card or voting instruction form enclosed with such proxy materials.

First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of First Solar, Inc., a Delaware corporation (“First Solar,” the “Company,” “we,” “us,” or “our”), for use at the annual meeting of the Company’s stockholders to be held virtually on the Internet on Wednesday, May 12, 2021 commencing at 12:00 p.m., Eastern Time, and at any adjournment or postponement. Instructions on how to attend the annual meeting can be found below in “Questions and Answers About the Annual Meeting – How can I attend and vote at the annual meeting?”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders are being asked to consider and vote upon the following matters:
•the election of eleven members of the board of directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
•the stockholder proposal requesting a report on steps being taken by First Solar to enhance board diversity beyond current levels, if properly presented at the annual meeting.

The stockholders will also transact any other business that may properly come before the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to again take advantage of the Securities and Exchange Commission’s (the “Commission” or the “SEC”) “notice and access” rules that permit our proxy materials to primarily be provided on the Internet instead of mailing printed copies. This delivery method enables us to provide you with the information you need, while making delivery more efficient and environmentally friendly. In accordance with these rules, we have mailed a Notice to each of our stockholders of record, while stockholders who hold their shares beneficially in street name, as described further below, will receive a separate Notice directly from their broker, bank, or other nominee. The Notice was first mailed on or about April 1, 2021.

The Notice you receive will provide instructions regarding how you may access our proxy materials and our 2020 Annual Report on the Internet and will also provide instructions regarding how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice you receive. You will not receive a printed copy of the proxy materials unless you specifically request one (or have made such a request in the past).

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most First Solar stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and a Notice was sent directly to you by First Solar. As the stockholder of record, you have the right to attend the annual meeting and vote your shares during the meeting. If you are a stockholder of record and complete a valid proxy without indicating your voting preference for any of the three proposals, the proxy holders will vote your shares in accordance with the board of directors’ recommendations with respect to such proposals. If you will not be attending the annual meeting, you may also vote by granting a proxy over the Internet or by telephone, and, if you requested to receive printed proxy materials, by mailing the proxy card, as described in the Notice and below under the heading “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other nominee, like the substantial majority of our stockholders, you are considered the beneficial owner of shares held in street name, and a Notice was sent to you by your nominee. As the beneficial owner, you are invited to attend the annual meeting and vote your shares during the meeting, except that, since a beneficial owner is not the stockholder of record, you may not attend or vote your shares during the annual meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares as described in the Notice you receive and below under the heading “How can I attend and vote at the annual meeting?”

If you hold shares beneficially in street name and do not provide your broker, bank, or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owners. Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, or certain other matters if they have not received specific instructions from their clients. For your vote to be counted on such matters, you will need to communicate your voting decisions to your bank, broker, or other nominee before the date of the annual meeting or obtain a legal proxy to attend and vote at the annual meeting.

If you will not be attending the annual meeting, you may vote by granting a proxy over the Internet and as otherwise described in the Notice you receive and below under the heading “How can I vote my shares without attending the annual meeting?”

How do I get electronic access to the proxy materials?

The Notice you receive will provide instructions regarding how you may view our proxy materials for the annual meeting and 2020 Annual Report on the Internet. If you are a stockholder of record, the Notice you receive will provide instructions regarding how you may instruct us to send our future proxy materials to you electronically by email, while if you are a beneficial owner, you should consult with your broker, bank, or other nominee regarding how to request electronic access to future proxy materials.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote your shares (1) “FOR” each of the nominees to the board of directors named in this proxy statement, (2) “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021, and (3) “AGAINST” the stockholder proposal requesting a report on steps being taken by First Solar to enhance board diversity beyond current levels.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the annual meeting. The record date for the annual meeting is March 23, 2021. Attendance at the virtual annual meeting will be limited to such stockholders of record, their proxies, beneficial owners that have obtained a legal proxy from their stockholder of record, and our invited guests.

The Company’s sole outstanding capital stock is its common stock, with a par value of $0.001 per share. Each holder of our common stock is entitled to one vote per share on each matter submitted at the annual meeting. At the close of business on the record date, there were 106,306,124 shares of our common stock outstanding and eligible to vote at the annual meeting.

How can I attend and vote at the annual meeting?

Stockholders of record at the close of business on March 23, 2021 will be able to attend the annual meeting, vote, and submit questions during the annual meeting by visiting www.meetingcenter.io/286438251 at the meeting date and time. We encourage you to access the annual meeting prior to the start time; online access will begin at 11:30 a.m., Eastern Time. The two items of information needed to access the virtual annual meeting from the website are as follows:

Username: the 15-digit control number located in the shaded bar on the Notice you receive or on the proxy card

Meeting password: FSLR2021

Have the Notice or proxy card in hand when you access the website and then follow the instructions. If you are a stockholder of record, you are already registered for the virtual meeting. If you hold your shares beneficially in street name, you must register in advance to attend the virtual meeting, vote, and submit questions. To register in advance you must obtain a legal proxy from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to:

Computershare
First Solar Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 6, 2021. Even if you plan to attend the virtual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Stockholders of record and beneficial owners who duly registered to attend the annual meeting will be able to vote their shares and submit questions at any time during the virtual meeting by following the instructions on the website referenced above.

If you have technical difficulties or trouble accessing the virtual meeting at any time after online access commences at 11:30 a.m., Eastern Time, on the date of the annual meeting, please access the support link provided on the website referenced above.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet or telephone by following the instructions provided in the Notice and, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may vote by proxy over the Internet by following the instructions provided in the Notice you receive or as is otherwise provided in such Notice.

Can I change my vote after I submit my proxy?

Yes, you may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to First Solar’s Corporate Secretary at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 prior to your shares being voted, or by attending the annual meeting and voting. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold shares beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee in accordance with the instructions they provide for such purpose, or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares, by attending the annual meeting and voting.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. For purposes of the annual meeting, a quorum is met by the presence at the annual meeting, directly or by proxy, of the holders of a majority of the total voting power of the outstanding shares of common stock entitled to vote at the annual meeting on the record date. In accordance with Delaware law, the board of directors has authorized that the annual meeting be held via virtual meeting, and accordingly, stockholders and proxy holders virtually attending the annual meeting are deemed present in person for purposes of determining the presence of a quorum. Both “abstentions” and “broker non-votes” are counted for the purpose of determining the presence of a quorum. If a quorum is not present, the chair of the annual meeting may adjourn the meeting until a quorum is present.

What is the voting requirement to approve each of the proposals?

Pursuant to our bylaws, in uncontested elections of directors each nominee is to be elected by the affirmative vote of a majority of the votes cast with respect to such nominee’s election. A person shall be considered to have received a majority of the votes cast with respect to such person’s election only if the number of votes cast “FOR” such person’s election exceeds the number of votes cast “AGAINST” such person’s election, with “abstentions” and “broker non-votes” not counted as a vote cast either “FOR” or “AGAINST” such person’s election.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of holders of a majority of the stock represented and voting on such question.

The stockholder proposal requesting a report on steps being taken by First Solar to enhance board diversity beyond current levels requires the affirmative vote of holders of a majority of the stock represented and voting on such question.

“Abstentions” and “broker non-votes” will not be counted as a vote cast for purposes of any of the three proposals, thus, neither “abstentions” nor “broker non-votes” will affect the outcome of any matter being voted on at the annual meeting, assuming that a quorum is obtained.

Who pays for the costs of soliciting proxies?

We will reimburse brokerage firms, banks, and other nominees for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock on the record date. In addition to solicitation by mail and the Internet, the Company’s directors, officers, and associates (which is our term for employees and is used throughout this proxy statement to mean employees) may solicit proxies personally, by telephone, or by electronic communication, without additional compensation.

How do I obtain more information about the Company?

A copy of our 2020 Annual Report is available on the website www.edocumentview.com/fslr. Our Annual Report on Form 10-K for the year ended December 31, 2020 is also available on the Investor Relations section of our website at www.investor.firstsolar.com. You may also obtain, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 by writing to Investor Relations at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281; Email: investor@firstsolar.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2021

This proxy statement and our 2020 Annual Report are available at www.edocumentview.com/fslr.

A Note About the Company Website
Although we include references to our website (www.firstsolar.com) throughout this proxy statement, information that is included on our website is not incorporated by reference into, and is not a part of, this proxy statement. Our website address is included as an inactive textual reference only.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures will typically be included within the Investor Relations section of our website. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings, and public conference calls and webcasts.

CORPORATE GOVERNANCE

We have adopted corporate governance guidelines that address the governance activities of the board of directors and include criteria for determining the independence of its members. These guidelines are in addition to the requirements of the SEC and The NASDAQ Stock Market LLC (“NASDAQ”). The guidelines also include requirements for the standing committees of the board of directors, responsibilities for board members, and the annual self-evaluation of our board’s and its committees’ effectiveness. The corporate governance guidelines are available on our website at www.firstsolar.com under “Investors – Governance.” At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

Independence

The board of directors has determined that the following directors are independent as required by the Sarbanes-Oxley Act of 2002, SEC rules and regulations, the listing standards of NASDAQ, and our corporate governance guidelines (collectively, the “Independence Criteria”): Sharon L. Allen, Richard D. Chapman, George A. (“Chip”) Hambro, Kathryn A. (“Katy”) Hollister, Molly E. Joseph, Craig Kennedy, William J. Post, Paul H. Stebbins, and Michael Sweeney. The board of directors has concluded that the members of each of the audit, compensation, and nominating and governance committees are independent in accordance with the Independence Criteria and such other laws and regulations as may be applicable to those committees in accordance with their charters.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all directors and associates, including our chair, chief executive officer, chief financial officer, and other executive officers. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all directors and associates. The code of business conduct and ethics is posted on our website at www.firstsolar.com under “Investors – Governance.” Any substantive amendment to, or waiver from, any provision of the code of business conduct and ethics with respect to any director or executive officer will be posted on our website.

Board of Directors Composition

The board of directors is composed of 11 directors, including nine independent directors and two non-independent directors, our chair of the board and our chief executive officer.

Board of Directors Leadership Structure

The board of directors’ current leadership structure separates the positions of chair and chief executive officer. Although the roles of chair of the board and chief executive officer are currently separated, the board of directors has not adopted a formal policy regarding its leadership structure and instead believes that the right structure should be based on the needs and circumstances of the Company, its board, and its stockholders at a given point in time, and that the board of directors should remain adaptable to shaping the leadership structure as those needs change.

The Board’s Role in Risk Oversight

We have a comprehensive risk management process in which management is responsible for identifying and managing the Company’s risks, and the board of directors and its committees provide oversight in connection with these efforts. Risks are identified, assessed, and managed on an ongoing basis and communicated to management during periodic management meetings or otherwise, as appropriate. Existing and potential material risks are addressed during periodic senior management meetings, resulting in both board and committee discussions. In addition, risk assessment is embedded in our business decision-making, business planning, budgeting, and strategic planning.

The board of directors is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The board of directors administers this risk oversight function either through the full board or through one of its four standing committees, each of which examines various components of the Company’s enterprise risks as part of its responsibilities. The full board reviews enterprise-wide strategic risks and certain other higher risk areas on a regular basis. An overall review of risk is inherent in the board’s consideration of our long-term strategies and in the transactions and other matters presented to the board of directors, including capital expenditures, manufacturing capacity expansions, acquisitions, budgeting, and significant financial matters. A summary of the committee risk management responsibilities are as follows:
•Audit committee: Oversees financial risks (including risks associated with accounting, financial reporting, enterprise resource planning systems, and foreign currencies), legal and compliance risks, information security risks (including cybersecurity), and other risk management functions.
•Compensation committee: Considers risks related to the attraction and retention of talent (including management succession planning) and risks related to the design of compensation programs and arrangements, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking.
•Nominating and governance committee: Considers risks related to corporate governance practices.
•Technology committee: Considers risks related to our products (such as product warranties and other product quality and reliability matters) and our ability to achieve the targets in our technology and product roadmaps.

Management regularly reports on risk-related matters to the board of directors or the relevant committee thereof. Management presentations containing information regarding risks and risk management initiatives are given throughout the year in connection with quarterly and special board and committee meetings as well as other communications as needed or as requested by the board of directors or its committees. In addition, our director of internal audit reports to the audit committee on a quarterly basis and has open access to the chair of the audit committee.

Policy Regarding Hedging of Company Securities

Our insider trading policy prohibits all directors and associates, including all executive officers, from engaging in any short sales with respect to Company securities; buying or selling puts, calls, or derivatives on Company securities; and purchasing Company securities on margin.

Share Ownership Requirements

We remain committed to monitoring compliance with our share ownership guidelines pursuant to which our executive officers and directors are required to achieve shareholdings equal to three times their annual base salary or five times their annual retainer, as applicable, with the exception of our chief executive officer who is required to achieve shareholdings equal to six times his or her annual base salary. Under these guidelines, executives and directors have five years from their date of hire or promotion, or appointment to the board of directors, as applicable, to obtain the required ownership levels.

Committee Composition

We have four standing committees of the board of directors: the audit committee, the compensation committee, the nominating and governance committee, and the technology committee. The committee membership and meetings during 2020 along with the function of each of the committees are described below.

During 2020, the board of directors held 10 meetings, and each director attended at least 75% of the aggregate of all board of directors meetings and committee meetings for the committees on which he or she serves.

The following is a list of all directors and the committees on which the directors served as of March 23, 2021:

Board of Directors Member	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
Michael J. Ahearn	—	—	—	Member
Sharon L. Allen	Chair	—	—	Member
Richard D. Chapman	Member	Member	—	—
George A. (“Chip”) Hambro	—	—	—	Chair
Kathryn A. (“Katy”) Hollister	Member	Member
Molly E. Joseph	Member	—	Member	—
Craig Kennedy	Member	—	—	—
William J. Post	—	Member	Member	Member
Paul H. Stebbins	Member	Member	Chair	—
Michael Sweeney	—	Chair	Member	—
Mark R. Widmar	—	—	—	—

Audit Committee

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board of directors the results of these activities, including reviewing the systems of internal controls established by management, the Company’s audit and compliance process, and the Company’s financial report filings. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, considers whether any non-audit services provided by the independent registered public accounting firm conflict with the independence of such independent registered public accounting firm, participates in the selection of the lead engagement partner of the independent registered public accounting firm in conjunction with the mandatory rotation of the lead engagement partner, and reviews the independence of the independent registered public accounting firm. The audit committee also oversees the internal audit function and periodically reviews and discusses with management any major financial risk exposures and the steps management has taken to monitor and control such exposures, including management’s risk assessment and programs associated with internal control systems and information security risks (including cybersecurity). During 2020, the audit committee held seven meetings.

Each member of the audit committee is independent and meets the standards for financial knowledge for companies listed on NASDAQ. In addition, the board of directors has determined that Mses. Allen and Hollister are qualified as audit committee financial experts within the meaning of Commission regulations.

The audit committee operates pursuant to a written charter, which is available on our website at www.firstsolar.com under “Investors – Governance.”

Compensation Committee

The compensation committee reviews and recommends compensation and benefit plans for our officers and directors, reviews the base salary and incentive compensation for each executive officer, reviews and approves corporate goals and objectives relevant to compensation for each executive officer, including our chief executive officer, administers our incentive compensation program for key executive and management associates, and reviews at least annually the benefits strategy for all associates. During 2020, the compensation committee held six meetings.

During 2020, the compensation committee engaged Willis Towers Watson, an independent compensation consulting firm, to provide data related to the compensation practices of a peer group of companies and a comparative analysis of our compensation practices relative to such peer group.

The compensation committee reviews information provided by Willis Towers Watson and analyzes overall Company compensation to ensure that subjective factors such as responsibilities, positions, individual performance, and other similar conditions are recognized, and also considers information and recommendations from management regarding past, present, and future compensation of our executive officers under various payment scenarios. For further discussion of the nature and scope of the independent compensation consultant’s assignment, see “Compensation Discussion and Analysis – Compensation Committee Practices – Selection of Peer Companies.”

Pursuant to its charter, the compensation committee has implemented a number of safeguards to ensure that Willis Towers Watson provides the compensation committee with independent and objective advice, including through directly retaining Willis Towers Watson, having the sole authority to terminate Willis Towers Watson, and determining the terms and conditions of Willis Towers Watson’s engagement, including the fees charged. On an annual basis, the compensation committee also considers the independence of its advisors, including Willis Towers Watson, on the basis of the following five independence factors under the listing standards of NASDAQ and in accordance with Rule 10C-1(b)(4) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and solicits information on these factors in annual certifications from its advisors:

•whether the advisor provides other services to the Company;

•the amount of fees received from the Company as a percentage of the advisor’s total revenue;

•whether the advisor has policies and procedures designed to prevent a conflict of interest;

•whether a business or personal relationship exists between the advisor and any member of the compensation committee or executive officer of the Company; and

•whether the advisor owns any Company stock.

During 2020, the compensation committee conducted an independence analysis of the relationship of Willis Towers Watson to the Company, including a review of potential conflicts of interest, and concluded that Willis Towers Watson was independent and no such conflicts existed.

The compensation committee operates pursuant to a written charter, which is available on our website at www.firstsolar.com under “Investors – Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee was an executive officer or associate of the Company during our last completed fiscal year. During such period, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Nominating and Governance Committee

The nominating and governance committee reviews the composition and performance of the board of directors and its committees and leads the process to assess their performance, assesses candidates for appointment to the board, and recommends to the board whether such candidates should stand for election at the next meeting of stockholders. The nominating and governance committee also periodically reviews the Company’s Environmental, Social, and Corporate Governance (“ESG”) strategy, policies, and initiatives (other than initiatives delegated to other committees), and receives updates from the Company’s management committee responsible for significant ESG activities. During 2020, the nominating and governance committee held five meetings.

The nominating and governance committee operates pursuant to a written charter, which is available on our website at www.firstsolar.com under “Investors – Governance.”

Director nominees are recommended by the nominating and governance committee for selection by the board of directors. In considering new nominees for the board of directors, the nominating and governance committee considers qualified and diverse individuals who, if added to the board of directors, would provide an appropriate mix of director characteristics, experience, perspectives, and skills. In accordance with the corporate governance guidelines adopted by the board of directors and the nominating and governance committee charter, criteria for selection of candidates, whether nominated by the committee or by a stockholder, include, but are not limited to: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence, and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of perspective and experience in such areas as business, technology, finance and accounting, marketing, government, and other disciplines relevant to our business; (iv) diversity of background, including diversity of gender, race, and ethnicity; and (v) whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at all meetings. Consistent with the foregoing, the board and nominating and governance committee are committed to actively seeking highly qualified women and minority candidates as part of the search process for new board members.

As indicated by these criteria, the nominating and governance committee does not follow any ratio or formula to determine the composition of the board of directors. Rather, the committee uses its judgment to identify qualified and diverse nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service at the Company. The effectiveness of this approach is evidenced by the directors’ participation in the insightful and robust deliberation that occurs at board and committee meetings and in shaping the agendas for those meetings. The board of directors and the nominating and governance committee will continue to monitor the effectiveness of their approach through assessing the results of any new director search efforts and through the board’s and the nominating and governance committee’s self-evaluation processes in which directors discuss and evaluate the composition and functioning of the board of directors and its committees.

The nominating and governance committee considers candidates for board membership recommended by the nominating and governance committee members and other board members, our stockholders and any other appropriate sources. If a stockholder submits a nominee, the nominating and governance committee will evaluate the qualifications of such stockholder nominee using the same selection criteria the committee uses to evaluate other potential nominees.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by our Corporate Secretary not later than 90 days or earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the annual meeting for which the recommendation is submitted is more than 30 days earlier or more than 60 days later than such anniversary date, such recommendation must be received by our Corporate Secretary not earlier than 120 days prior to the annual meeting and not later than the later of 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by the Company.

Technology Committee

The technology committee oversees our product and technology-related strategies, processes, and programs. During 2020, the technology committee held three meetings.

The technology committee operates pursuant to a written charter, which is available on our website at www.firstsolar.com under “Investors – Governance.”

Stockholder Communications with Directors

A stockholder who wishes to communicate directly with the board of directors, a committee of the board, or an individual director regarding matters related to First Solar should send the communication to First Solar’s Corporate Secretary at 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

We will forward stockholder correspondence about First Solar to the board of directors, committee, or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Attendance at Stockholder Meetings

We do not have a policy on directors attending the annual meetings. Last year’s annual meeting was held on May 13, 2020 and was attended by one director.

Sustainability Reporting

The Company discloses substantial information about a number of topics relating to sustainability that may be of interest to our stockholders. For information about our efforts regarding our environmental footprint analysis; greenhouse gas intensity reduction; waste management and high-value recycling; and our commitments to diversity, labor and human rights, responsible sourcing, and operating a supply chain free of conflict minerals; please read our Sustainability Report for 2020 which is available on our website at www.firstsolar.com/responsiblesolar. The information contained in or connected to our website is not incorporated by reference into this proxy statement.

During 2020 our Series 6 modules became the world’s first photovoltaic (“PV”) product to be included in the Electronic Products Environmental Assessment Tool (“EPEAT”) Registry’s Photovoltaic and Inverters product category. The EPEAT Registry enables the identification of credible sustainable electronic products from a broad range of manufacturers based on several factors, including the product’s raw materials, manufacturing energy, water use, product packaging, end-of-life recycling, and corporate responsibility. We are proud of our receipt of the independently verified ecolabel, which gives customers confidence that they are purchasing an environmentally leading product from a socially responsible company. On a lifecycle basis, our thin film module technology has the fastest energy payback time, smallest carbon footprint, and lowest water use of any PV solar technology on the market. We are committed to further reducing the greenhouse gas emissions, energy, water, and waste intensity of our manufacturing operations. In 2020, we joined RE100 and committed to powering our global operations with 100% renewable energy by 2028.

First Solar has a long-standing leadership position in PV recycling, with over a decade of experience in operating high-value PV recycling facilities on a global and industrial scale. We remain the only solar manufacturer with global in-house PV recycling capabilities. While most PV recycling processes focus only on recovering high-mass fraction materials such as glass and frames (i.e., bulk recycling), First Solar’s high-value recycling process goes further by also recovering the semiconductor material for reuse. Our recycling process contributes to a circular economy by recovering over 90% of the semiconductor material for reuse in new First Solar modules and approximately 90% of the glass for reuse in new glass products.

In addition to environmental stewardship, First Solar is committed to protecting human rights, enforcing fair labor practices, and addressing the potential risks of forced labor, child labor, human trafficking, and slavery across our operations and supply chain. We own and operate the facilities which manufacture our modules, from sheet of glass to completed module, under one roof. Our manufacturing processes follow a single set of global specifications for components, resulting in a tightly controlled supply chain and quality product. Furthermore, we do not source any module components from Xinjiang, China, which mitigates supply chain disruptions and human rights risks. Our labor and human rights policy establishes minimum requirements for all First Solar associates and suppliers, and requires that such suppliers certify that materials they supply comply with applicable laws, including laws enforcing fair labor standards and prohibiting human trafficking and forced labor. We audit both new and high risk suppliers for environmental, health and safety, ethics, labor and human rights, using the Responsible Business Alliance Code of Conduct as a framework. Further, before we use materials and components from a direct supplier in our manufacturing process, a supplier must undergo a rigorous qualification process.

Board Expertise and Diversity

The board of directors seeks members who have distinguished records of leadership and success in their area of activity and diversity of background, including diversity of gender, race, and ethnicity. The board of directors believes that maintaining a diverse membership enhances the board of directors’ discussions and enables the board of directors to better represent all of the Company’s constituents, including employees, customers, suppliers, and investors. The Company’s corporate governance guidelines and the nominating and governance committee charter both reflect this commitment to diversity, with each calling for consideration of a director candidate’s background, including their gender, race and ethnicity.

Our board of directors and the nominating and governance committee, which reviews the composition and performance of the board of directors and its committees, leads the process to assess their performance, and evaluates director candidates for appointment to the board, view diversity in a broad sense. Our board of directors and the nominating and governance committee take into consideration not only race, ethnicity, gender, sexual orientation, and national origin, but also the mix of qualifications of directors and candidates, including tenure, experience levels, and types of experience. Accordingly, the board of directors is committed to actively seeking out highly qualified women and individuals from minority groups, as well as candidates with diverse or non-traditional backgrounds, skills, and experiences as part of the director search process. In recent years, the board of directors and nominating and governance committee have demonstrated this commitment to diversity, with three of the four most recently nominated new director candidates being diverse with respect to gender, race, or ethnicity.

As illustrated by their biographies, each of our directors was chosen because his or her background provides each director with the experience and skill set necessary to enable the Company to succeed.

The board of directors and nominating and governance committee believe that the board of directors is comprised of a diverse group of individuals with respect to thought, talent, and background (including three female directors), albeit wholly Caucasian at this time. The board of directors and nominating and governance committee intend to continue considering the diversity of experience and perspective, including racial, ethnic, gender, and sexual orientation diversity, that future candidates may bring when evaluating director candidates.

DIRECTORS

Members of the board of directors are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successors have been elected and qualified. The following information provided with respect to the principal occupation, affiliations, and business experience for each of the candidates for election to the board of directors has been furnished to us by such candidates.

The name of and certain information regarding each director is set forth below as of March 23, 2021. Each of the persons is a candidate for election to the board of directors at the annual meeting. In concluding that each of the following persons should continue to serve as a director, the board of directors considered such person’s qualifications as described below and determined that each such person would continue to provide the contributions to the board of directors as specified. There are no family relationships among directors or executive officers of the Company.

Name	Age	Current Position with First Solar	Director Since
Michael J. Ahearn	64	Chair of the Board	2000
Sharon L. Allen	69	Director	2013
Richard D. Chapman	67	Director	2012
George A. (“Chip”) Hambro	57	Director	2012
Kathryn A. (“Katy”) Hollister	61	Director	2021
Molly E. Joseph	47	Director	2017
Craig Kennedy	69	Director	2007
William J. Post	70	Director	2010
Paul H. Stebbins	64	Director	2006
Michael Sweeney	63	Director	2003
Mark R. Widmar	55	Chief Executive Officer and Director	2016

Michael J. Ahearn, Chair of the Board, Technology Committee, previously served as the Company’s chief executive officer from August 2000 to September 2009; interim chief executive officer from October 2011 to May 2012; executive chair from October 2009 to December 2010 and May 2012 to July 2012; and non-executive chair from January 2011 to October 2011 and July 2012 to present. Mr. Ahearn is currently Chair and Managing Partner of True North Venture Partners, L.P., a venture capital firm he launched in 2011 to invest primarily in early stage companies in the energy, water, agriculture, and waste sectors. Prior to First Solar, he was partner and president of an equity investment firm, JWMA (formerly True North Partners, LLC). Prior to joining JWMA, Mr. Ahearn practiced law as a partner in the firm of Gallagher & Kennedy. Mr. Ahearn currently serves as a member of the board of directors of Cox Enterprises, Inc.; a member of the board of directors of Endeavor Global, Inc.; and a member of the Global Advisory Board of Beijing Climate Policy Initiative. Mr. Ahearn holds a B.A. in Finance and a J.D. from Arizona State University. During his tenure as chief executive officer of First Solar, Mr. Ahearn led the development and expansion of First Solar from a small, privately held company to a successful multinational, industry-leading public company; his experience and insight are critical resources to the board of directors.

Sharon L. Allen, Audit Committee (Chair), Technology Committee. Ms. Allen served as U.S. Chair of Deloitte LLP from 2003 to 2011, retiring from that position in May 2011. Ms. Allen was also a member of the Global Board of Directors, Chair of the Global Risk Committee, and U.S. Representative of the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to May 2011. Ms. Allen worked at Deloitte for nearly 40 years in various leadership roles, including partner and regional managing partner, and was previously responsible for audit and consulting services for a number of Fortune 500 and large private companies. Ms. Allen is currently an independent director of Bank of America Corporation, serving as Chair of its Audit Committee and a member of its Corporate Governance, ESG, and Sustainability Committee. Ms. Allen also serves as an independent director of Albertsons Companies, Inc., a national food and drug retailer where she chairs the governance, compliance, and

ESG committees, and serves on the compensation committee. A certified public accountant (inactive), Ms. Allen holds a B.S. in accounting and received an honorary doctorate in administrative sciences from the University of Idaho. Ms. Allen’s deep accounting experience and overall leadership experience from a nearly 40-year career with Deloitte, together with her public company audit committee experience, are valuable resources for the Company, particularly in her roles as chair of the audit committee and audit committee financial expert and in the areas of financial reporting, corporate governance, risk management, and overall management of large, complex businesses.

Richard D. Chapman, Audit Committee, Compensation Committee. Mr. Chapman serves as the Chief Executive Officer and as a member of the Board of Managers of River Bend Holdings, LLC and is an advisor to Walton Enterprises, LLC, where he worked since 1983 and most recently served as Chief Financial Officer. In this capacity, Mr. Chapman oversaw all aspects of the Walton Family Office in Arkansas. Mr. Chapman currently serves on the boards of directors of the Arvest Bank Group, the holding company for a diversified financial services company; the University of Arkansas Foundation Board, where he is chair of the board and serves on the Executive and Finance Committees; the Razorback Foundation, where he is a member of the Executive Committee and the chair of the Finance Committee; and the American Friends of the Royal Philharmonic Orchestra, where he serves as the chair of the Nominating and Governance Committee. Mr. Chapman also serves on the board of directors of the Crystal Bridges Museum of American Art, where he sits on the Executive and Investment Committees. He also serves on the Investment Committee of Conservation International. Mr. Chapman was previously a member of the Board of Managers of First Solar Holdings, LLC prior to the Company going public and JWMA. Prior to joining Walton Enterprises, Mr. Chapman worked from 1976 to 1983 in London, England and Little Rock, Arkansas, for the accounting firm PricewaterhouseCoopers LLP. A certified public accountant (inactive), Mr. Chapman holds a B.S.B.A. in Accounting from the University of Arkansas. Mr. Chapman’s background in accounting and finance, as well as his many years of experience as a corporate officer, are valuable resources to the board and the Company.

George A. (“Chip”) Hambro, Technology Committee (Chair). Mr. Hambro previously held various positions at First Solar from June 2001 through June 2009, including serving as Chief Operating Officer from February 2005 through May 2007. Prior to joining First Solar, he held the positions of Vice President of Engineering & Business Development for Goodrich Aerospace from May 1999 to June 2001 and Vice President of Operations for ITT Industries from February 1997 to May 1999. In previous years, Mr. Hambro has been a director of both the Toledo Zoo and Imagination Station and Toledo children’s science museum. Mr. Hambro currently serves on the boards of directors of General Fusion, a private fusion energy company based in Vancouver, Canada, and Aquahydrex, which is developing and commercializing low cost hydrogen production technologies. Mr. Hambro graduated from the University of California at Berkeley with a B.A. in Physical Science (Applied Physics). Mr. Hambro provides the board with substantial experience in research and development, engineering, manufacturing, and general business matters, obtained through his work at First Solar and other companies throughout his career.

Kathryn A. (“Katy”) Hollister, Audit Committee, Compensation Committee. Ms. Hollister was appointed to the board of directors in March 2021 upon the recommendation of an independent director. Ms. Hollister served as the Chief Strategy Officer of Deloitte’s $8 billion Global Tax and Legal practice of 45,000 professionals from 2015 until 2019. Ms. Hollister worked at Deloitte from 1984 until 2020 in a variety of leadership roles, including partner and managing partner of the U.S. Business Tax Service line, and served both public and private clients. Ms. Hollister was a member of the Board of Directors of Deloitte U.S. from 2008 to 2015 and of Deloitte’s Global Board of Directors from 2010 to 2015. In the community, Ms. Hollister served multiple academic and charitable organizations and currently serves on the board of MENTOR and on the boards of trustees of Duke University, University of Cincinnati Foundation, and Cincinnati Museum Center. A lawyer and a certified public accountant, Ms. Hollister holds a B.A. from Duke University and a J.D. from the University of Cincinnati College of Law. Ms. Hollister’s experience in governance overseeing risk management, mergers and acquisitions, executive succession, finance, and investment are valuable resources for the Company.

Molly E. Joseph, Audit Committee, Nominating and Governance Committee. Ms. Joseph is a global health care leader with experience building and leading clinically integrated medical delivery and health insurance systems that span 150 countries with a concentration in South America, North America and Europe. She has been recognized for her leadership in business, non-executive public company board leadership, courageous health care leadership, and was the inaugural recipient of UnitedHealth Group’s Pinnacle Leadership Award for Servant Leadership. From 2010 to 2020, Ms. Joseph served as President and then Chief Executive Officer of UnitedHealthcare Global, and from March 2009 to 2021, Ms. Joseph served as Senior Vice President and then Executive Vice President, Global, UnitedHealth Group. In these roles she grew the business from a start-up to a leading global health benefits and medical delivery organization that serves 9 million patients and 7 million insurance members. She served on UnitedHealthcare’s Executive Council and UnitedHealth Group’s Executive Leadership Team. Prior to her global role with UnitedHealth Group, she led acquisitions and other strategic transactions across UnitedHealth Group. Prior to joining UnitedHealth Group, she was an investment banker and began her career as a corporate attorney. Ms. Joseph serves on the board of trustees of Santa Clara University and the board of directors of Young Voices of Austin. Ms. Joseph graduated from Santa Clara University with a Bachelor of Science degree, and received a J.D. from Georgetown Law Center. Ms. Joseph’s background in international business along with her experience in investment banking and other strategic transactions are valuable resources to the board and the Company.

Craig Kennedy, Audit Committee. From 1995 to 2014, Mr. Kennedy was president of the German Marshall Fund, an independent American organization created in 1972 as a permanent memorial to the Marshall Plan. The German Marshall Fund sponsors a wide range of programs related to foreign, economic, immigration, and environmental policy, and it operates a number of political exchanges between the United States and Europe with a special emphasis on Germany. Mr. Kennedy began his career in 1980 as a program officer at the Joyce Foundation in Chicago. Mr. Kennedy was president of the Joyce Foundation between 1986 and 1992, where he built the Foundation’s environmental program and launched a new program on U.S. immigration policy. Mr. Kennedy left the Joyce Foundation to work for Richard J. Dennis, a Chicago investor and philanthropist. During this same period, Mr. Kennedy created a consulting firm working with nonprofit and public sector clients. Mr. Kennedy was audit committee chair of the Invesco Van Kampen Closed-End-Funds from 1999 to 2014. He also serves on the Advisory Board of True North Venture Partners, L.P. Mr. Kennedy holds a B.A., an M.A., and an MBA from the University of Chicago. Mr. Kennedy’s deep public policy experience and global perspective are valuable resources to the Company, as our business is impacted by public policy issues on a global scale.

William J. Post, Compensation Committee, Nominating and Governance Committee, Technology Committee. Mr. Post retired as chair and chief executive officer of Pinnacle West Capital Corporation (“Pinnacle West”) in April 2009. He joined Arizona Public Service (the largest subsidiary of Pinnacle West and the largest utility in Arizona) in 1973 and held several officer positions at Arizona Public Service and Pinnacle West. Mr. Post joined the boards of Arizona Public Service in 1995 and Pinnacle West in 1997, became chair of both boards in 2001, and retired in April 2010. He is currently chair of the board of the Translational Genomics Research Institute and serves on the boards of directors of Blue Cross Blue Shield of Arizona and the City of Hope. He has served as chair of Swift Transportation, SunCor Development Company, Stagg Information Systems, Nuclear Assurance Corporation, Nuclear Electric Insurance Limited, the Institute of Nuclear Power Operations, and El Dorado Investment Company. He also served as a director of Phelps Dodge Corporation and U.S. Airways. Mr. Post has a Bachelor of Science degree from Arizona State University and brings to the board executive-level utility-sector experience, including a deep understanding of the utility sector within the southwestern United States, a key market for the Company’s systems business.

Paul H. Stebbins, Audit Committee, Compensation Committee, Nominating and Governance Committee (Chair). Mr. Stebbins has served as chair emeritus and as a non-employee director of World Fuel Services Corporation (“World Fuel”) since January 2015. Previously, Mr. Stebbins served as the chair and chief executive officer of World Fuel from July 2002 to January 2012 and as executive chair from January 2012 to May 2014. He has served as a director of World Fuel since June 1995. Between July 2000 and 2002, Mr. Stebbins also served as president and chief operating officer of World Fuel. In 1985, Mr. Stebbins co-founded Trans-Tec Services, a global marine fuel service company acquired by World Fuel in 1995. Mr. Stebbins serves on the Leadership Council of the Committee for a Responsible Federal Budget “Fix the Debt” Campaign founded by Erskine Bowles and Sen. Alan Simpson and is a founding member of the “FixUS” initiative on civic reform. He is a member of the board of trustees of Amigos de las Americas Foundation, a youth leadership development program in Houston, Texas, a member of the board of Silkroad, a musical ensemble and cultural innovation organization founded by renowned cellist Yo-Yo Ma, and a member of the Council on Foreign Relations. Mr. Stebbins brings to the board significant CEO-level experience in managing a large global energy-related publicly traded company.

Michael T. Sweeney, Compensation Committee (Chair), Nominating and Governance Committee. Mr. Sweeney served as President and Chief Executive Officer of Steinway Musical Instruments, Inc. from October 2011 until August 2016, director since April 2011, and chair of the board from July 2011 through September 2013. Mr. Sweeney served as chair of the board of Star Tribune Media Holdings, the holding company for the Minneapolis Star Tribune, from September 2009 to September 2014, and as a director of Carlson Companies, Inc. Mr. Sweeney served as managing partner in Goldner Hawn Johnson & Morrison, Inc., a private equity firm, from 2001 through 2008. He had previously served as president of Starbucks Coffee Company (UK) Ltd. in London and held various operating management and corporate finance roles. Mr. Sweeney’s background in investment banking and private equity, as well as his operational business acumen, are valuable resources to the board and the Company, particularly with respect to the board’s consideration of compensation, financial matters, and strategic investments.

Mark R. Widmar was appointed Chief Executive Officer in July 2016. He joined First Solar in April 2011 as Chief Financial Officer and also served as First Solar’s Chief Accounting Officer from February 2012 through June 2015. From March 2015 to June 2016, Mr. Widmar served as the Chief Financial Officer and through June 2018, served as a director on the board of the general partner of 8point3 Energy Partners LP, the joint yieldco formed by First Solar and SunPower Corporation in 2015 to own and operate a portfolio of selected solar generation assets. Prior to joining First Solar, Mr. Widmar served as Chief Financial Officer of GrafTech International Ltd., a leading global manufacturer of advanced carbon and graphite materials, from May 2006 through March 2011. Prior to joining GrafTech, Mr. Widmar served as Corporate Controller of NCR Inc. from 2005 to 2006, and was a Business Unit Chief Financial Officer for NCR from November 2002 to his appointment as Controller. He also served as a Division Controller at Dell, Inc. from August 2000 to November 2002. Mr. Widmar also held various financial and managerial positions with Lucent Technologies Inc., Allied Signal, Inc., and Bristol Myers/Squibb, Inc. He began his career in 1987 as an accountant with Ernst & Young. Mr. Widmar holds a Bachelor of Science in business accounting and a Masters of Business Administration from Indiana University.

Majority Vote Standard

In an uncontested election of directors, each candidate is to be elected by a majority of the votes cast with respect to such candidate’s election. With respect to any candidate in an uncontested election who is an incumbent director, such director is required to promptly tender his or her resignation to the chair of the board for consideration by the nominating and governance committee if he or she receives less than a majority of votes cast with respect to his or her election. No later than 90 days following the receipt of any such tendered resignation, (i) the board of directors shall, taking into account any recommendation by the nominating and governance committee, take formal action with respect thereto (which action may include accepting or rejecting such tendered resignation, or taking other action as considered appropriate), and (ii) the Company shall publicly disclose the board’s decision and, in the event that the board does not accept such tendered resignation, the rationale for such decision. The nominating and governance committee and the board of directors, in making any recommendation or decision, respectively, relating to such tendered resignation may consider any factors or other information they consider appropriate or relevant. As used in this proxy statement, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of board seats open for election, and a person shall be considered to have received a majority of the votes cast with respect to such person’s election only if the number of votes cast “for” such person’s election exceeds the number of votes cast “against” such person’s election, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” such person’s election.

NON-ASSOCIATE DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the board of directors. When reviewing non-associate director compensation, we are guided by three goals, as provided in our Corporate Governance Guidelines: (i) compensation should fairly pay directors for work required for a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our stockholders; and (iii) the structure of the compensation should be clearly disclosed to our stockholders. The table below summarizes our 2020 non-associate director compensation:

2020 Non-Associate Director Compensation
(Paid in equal quarterly installments)
Annual Retainer	$100,000 cash and $160,000 stock
Additional Chair Retainers
Non-Executive Board Chair	+$50,000 cash and $75,000 stock
Audit Committee Chair	+$35,000 cash
Compensation Committee Chair	+$25,000 cash
Other Committee Chairs	+$15,000 cash

Cash Compensation

The annual cash compensation for our non-associate directors is $100,000 plus an additional $50,000 for the non-executive chair of the board, an additional $35,000 for the chair of our audit committee, an additional $25,000 for the chair of our compensation committee, and an additional $15,000 for other committee chairs. All such cash compensation is payable quarterly in four equal installments.

Equity Compensation

The annual equity compensation for our non-associate directors is $160,000 of fully vested stock plus an additional $75,000 of fully vested stock for the non-executive chair of the board. All such annual equity compensation is granted quarterly in four equal installments. With respect to such quarterly stock grants, we issue the stock to our non-associate directors at the end of the quarter and do not time the grant date of these awards to take advantage of announcements of undisclosed material facts. We also do not take into account any internal “black outs,” during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities.

Other

We reimburse all non-associate directors for reasonable and necessary expenses they incur in performing their duties as our non-associate directors. We do not provide our non-associate directors with perquisites.

From time to time, non-associate directors may be asked to serve on special committees for which they may receive compensation. For 2020, the components and amounts of our non-associate director compensation remained the same as for 2019.

Non-Associate Director Compensation Table

The following table sets forth information with respect to compensation earned by our non-associate directors for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael J. Ahearn	150,000	235,078	385,078
Sharon L. Allen (3)	135,000	160,186	295,186
Richard D. Chapman	100,000	160,186	260,186
George A. (“Chip”) Hambro (3)	115,000	160,186	275,186
Molly E. Joseph	100,000	160,186	260,186
Craig Kennedy	100,000	160,186	260,186
William J. Post	100,000	160,186	260,186
Paul H. Stebbins (3)	115,000	160,186	275,186
Michael Sweeney (3)	125,000	160,186	285,186
——————————
(1)The amounts in this column represent the aggregate grant date fair value of fully vested common stock granted during the year ended December 31, 2020. See “Compensation Discussion and Analysis – Other Executive Compensation Information – Tax and Accounting Implications” for more information.

(2)The grant date fair value of shares issued on March 31, 2020 was $58,778 for Mr. Ahearn and $40,027 for each of the other non-associate directors. The grant date fair value of shares issued on June 30, 2020 was $58,757 for Mr. Ahearn and $40,046 for each of the other non-associate directors. The grant date fair value of shares issued on September 30, 2020 was $58,786 for Mr. Ahearn and $40,051 for each of the other non-associate directors. The grant date fair value of shares issued on December 31, 2020 was $58,757 for Mr. Ahearn and $40,062 for each of the other non-associate directors. The dollar values of the stock awards do not equal exactly $58,750 per quarter for Mr. Ahearn or $40,000 per quarter for each of the other non-associate directors because we issue whole shares to our non-associate directors and not fractional shares.

(3)The chairs of the nominating and governance and technology committees each received an additional annual cash retainer of $15,000 in respect of their roles. The chair of the compensation committee received an additional annual cash retainer of $25,000. The chair of the audit committee received an additional annual cash retainer of $35,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 23, 2021 for each person or group who is known by us based solely on our review of SEC filings to beneficially own more than 5% of our common stock, each member of the board of directors and each of our named executive officers, and all members of the board of directors and our executive officers as a group. Beneficial ownership is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power (or shares such powers) with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director, or named executive officer is c/o First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281. This table assumes 106,306,124 shares of common stock outstanding as of March 23, 2021.

	Shares Beneficially Owned	Percentage Beneficially Owned
Beneficial Owners of 5% or More
BlackRock, Inc. (1)	12,672,907	11.9%
Wellington Management Group, LLP (2)	8,559,211	8.1%
The Vanguard Group (3)	8,165,497	7.7%
Farhad Fred Ebrahimi (4)	6,977,923	6.6%
Directors and Named Executive Officers
Michael J. Ahearn	141,075	*
Sharon L. Allen	21,967	*
Georges J. Antoun	33,072	*
Alexander R. Bradley	27,516	*
Richard D. Chapman	28,730	*
Philip Tymen deJong	8,306	*
Raffi Garabedian	10,255	*
George A. (“Chip”) Hambro	20,730	*
Kathryn A. (“Katy”) Hollister	—	*
Molly E. Joseph	10,261	*
Craig Kennedy	25,739	*
William J. Post	30,583	*
Paul H. Stebbins	32,648	*
Caroline Stockdale	1,997	*
Michael Sweeney	29,523	*
Mark R. Widmar	140,387	*
All directors and executive officers as a group (21 persons)	581,961	*
——————————
*Less than one percent.

(1)Based on information provided by BlackRock, Inc., 55 East 52nd Street, New York City, New York 10055, in a Schedule 13G/A filed with the SEC on January 27, 2021 reporting beneficial ownership as of December 31, 2020. According to such Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 12,310,568 shares and sole dispositive power with respect to 12,672,907 shares.

(2)Based on information provided by Wellington Management Group, LLP, 280 Congress Street, Boston, Massachusetts 02210, in a Schedule 13G/A filed with the SEC on February 4, 2021, reporting beneficial ownership as of December 31, 2020. According to such Schedule 13G/A, Wellington Management Group has shared voting power with respect to 7,599,861 shares and shared dispositive power with respect to 8,559,211 shares.

(3)Based on information provided by The Vanguard Group, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, in a Schedule 13G/A filed with the SEC on February 10, 2021 reporting beneficial ownership as of December 31, 2020. According to such Schedule 13G/A, The Vanguard Group has shared voting power with respect to 55,787 shares, sole dispositive power with respect to 8,041,463 shares, and shared dispositive power with respect to 124,034 shares.

(4)Based on information provided in a Schedule 13D/A filed with the SEC on April 24, 2020, Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi have shared voting and dispositive power with respect to 6,977,923 shares. The address of Mr. and Ms. Ebrahimi is 191 University Boulevard, Suite 246, Denver, Colorado 80206. According to such Schedule 13D/A, Mr. and Ms. Ebrahimi acquired shares of First Solar in the open market on various dates for investment purposes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since December 31, 2019, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing had or will have a material interest, other than in connection with the transactions described below.

Registration Rights

We entered into a registration rights agreement with the Estate of John T. Walton; JCL Holdings, LLC; and Michael J. Ahearn, and the associated registration rights previously held by the Estate of John T. Walton and JCL Holdings, LLC are now held by Lukas T. Walton. The registration rights agreement provides for piggyback registration rights if we register equity securities under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain lock-up provisions and exceptions. In addition, subject to certain lock-up provisions and exceptions, Michael J. Ahearn has three demand rights and Mr. Walton has unlimited demand rights, provided that Mr. Walton may only exercise one such demand right within any 365-day period. On September 16, 2020, Lukas T. Walton exercised a demand right to register an offering of a portion of his common stock holdings in the Company. The Company did not receive proceeds from the sale of his shares.

Review and Approval of Related Party Transactions

Our audit committee charter requires the review and approval by the audit committee of related party transactions, to ensure that they are on terms, which, in the judgment of the audit committee, are no less favorable to the Company than could be obtained from unaffiliated parties.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP during the years ended December 31, 2020 and 2019:

	2020	2019
Audit fees (1)	$3,369,400	$3,292,376
Audit-related fees (2)	310,611	396,277
Tax fees (3)	552,730	569,941
All other fees (4)	2,700	2,700
Total	$4,235,441	$4,261,294
——————————
(1)Audit fees represent the aggregate fees for the audit of our consolidated financial statements and audit services in connection with other statutory and regulatory filings or engagements for 2020 and 2019.
(2)Audit-related fees represent the aggregate fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees,” and represent approximately 7% and 9% of the total fees in 2020 and 2019, respectively. This category consists primarily of services related to special projects, including technical assistance with transactions and accounting standards.
(3)Tax fees represent the aggregate fees billed for tax compliance and consulting services, and represent approximately 13% of the total fees in both 2020 and 2019.
(4)All other fees represent the aggregate fees billed for all other services provided that are not included under “audit fees,” “audit-related fees,” or “tax fees,” and represent less than 1% of the total fees in both 2020 and 2019. Such services represent subscriptions to certain PricewaterhouseCoopers LLP accounting research tools.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee has policies and procedures that require the pre-approval by the audit committee of all fees paid to, and all services performed by, our independent registered public accounting firm, subject to de minimis exceptions for non-audit services set forth in applicable SEC rules. Each year, the audit committee pre-approves the proposed services, including the nature, type, and scope of services to be performed by our independent registered public accounting firm during the year and the related fees. Audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the audit committee.

The services related to “audit-related fees,” “tax fees,” and “all other fees” presented in the above table were approved by the audit committee pursuant to pre-approval provisions set forth in applicable SEC rules without resort to a waiver of such pre-approval provisions.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we review the objectives and elements of our executive compensation program, its alignment with our performance, and certain compensation decisions for our named executive officers. For 2020, our named executive officers were:
•Mark R. Widmar, Chief Executive Officer;
•Alexander R. Bradley, Chief Financial Officer;
•Georges J. Antoun, Chief Commercial Officer;
•Philip Tymen deJong, Chief Operating Officer;
•Caroline Stockdale, Chief People and Communications Officer; and
•Raffi Garabedian, former Chief Technology Officer.

On November 5, 2020, Raffi Garabedian notified the Company of his decision to step down from his position as Chief Technology Officer, effective as of November 5, 2020, and to retire from the Company, effective as of March 15, 2021.

Our Business Strategy, Key 2020 Compensation Decisions and Compensation Best Practices

The core philosophies underlying our compensation decisions remain consistent with prior years. Accordingly, we pay executives for performance and seek to align their interests with those of our stockholders. We are a leading global provider of comprehensive PV solar energy solutions. As we announced in February 2020, we have repositioned ourselves for long-term success with the planned divestitures of the U.S. project development and North American Operations & Maintenance services businesses, enabling us to focus on our core business of module manufacturing. We believe our strategies and points of differentiation, which include our advanced module technology, our manufacturing process, our diversified capabilities, our financial viability, and the sustainability advantage of our modules and systems, provide the foundation for our leading industry position and enable us to remain one of the preferred manufacturers of PV solar energy modules.

We endeavor to align our compensation decisions with these strategies and points of differentiation. As a result, our long-term strategic plans require us to evaluate our approach to compensation to ensure that it reflects the elements needed to effectively compensate and retain our senior leadership team and recruit exceptional new talent. As discussed in this CD&A, we continued to evaluate our approach to compensation in 2020, ultimately concluding that few changes to our existing compensation structure were necessary to remain aligned with our long-term strategic plans, stockholders’ objectives, evolving market practices, and legal requirements.

Certain highlights of key 2020 compensation-related decisions include the following:

•Executive Performance Equity Plan. The compensation committee approved awards under our Executive Performance Equity Plan (“EPEP”), which is a long-term incentive program for key executive officers and associates first implemented in 2017. The EPEP is intended to reward the achievement of performance objectives that align with our long-term strategic plans, including the continued execution of our Series 6TM (“Series 6”) module technology, which commenced in 2018. In 2020, the compensation committee approved grants of performance units (“PUs”) to be earned over an approximately three-year performance period ending in December 2022. These grants of PUs are intended to represent the largest component of our executives’ potential compensation. They are based on three performance metrics, including Bookings backlog for delivery after 2022; energy adjusted Watts per module; and cash-adjusted return on invested capital (“ROIC”). In designing the 2020 EPEP awards, the compensation committee determined that the selected performance metrics align the interests of our executives with our stockholders by focusing management’s attention on core enablers of long-term competitiveness, such as module costs and company profitability.

•2020 Annual Bonus Program. In 2020, we used Adjusted Net Operating Income as the threshold performance metric. Adjusted Net Operating Income is defined as operating income as reported in our consolidated statement of operations for the year ended December 31, 2020 (as reported in our 2020 Annual Report on Form 10-K), adjusted to exclude production start-up expense, costs associated with the ramp of our manufacturing lines, and any restructuring related expenses. If we did not achieve the threshold level of Adjusted Net Operating Income, no awards would have been paid under the 2020 Annual Bonus Program (the “2020 Bonus Plan”). Although liquidity remains an important component of creating long-term stockholder value, the compensation committee determined that it was equally important to focus management’s efforts on generating net operating income given the focus on our Series 6 module technology. Beyond the threshold performance metric, the compensation committee established the 2020 Bonus Plan performance metrics focused on total overhead, number of modules produced as well as module cost and efficiency, and sales bookings.

In 2020, we also continued to implement the following “best practices” with respect to our compensation programs for our named executive officers:

•No Executive Perquisites. Consistent with our compensation philosophy, we do not typically provide our named executive officers with any perquisites not generally available to our other associates.

•Clawback Policy. We include compensation recoupment (i.e., “clawback”) provisions with respect to compensation awards, new employment agreements, and new change-in-control severance agreements (“CIC Agreements”), which allow us to recoup, to the extent required by applicable law, incentive and separation payments made to our named executive officers if we later determine that the basis on which such compensation was earned was erroneous. All incentive and equity awards and agreements with our named executive officers are subject to clawback in accordance with all applicable laws.

•Hedging Policy. Our hedging policy prohibits our directors and associates, including all named executive officers, from engaging in any hedging strategies or entering into hedging transactions involving Company securities, including (i) engaging in any short sales with respect to any Company securities; (ii) buying or selling puts, calls, or derivatives on any Company securities; and (iii) purchasing any Company securities on margin.

•Share Ownership Guidelines. To better align the interests of executives with those of our stockholders, we remain committed to reviewing and tracking our share ownership guidelines that cover our Chief Executive Officer and other executive officers who report directly to the Chief Executive Officer, including the named executive officers. We and our independent compensation consultant routinely review the share ownership guidelines against evolving market practice. Under these guidelines, the Chief Executive Officer’s share ownership requirement is six times base salary and the share ownership requirement of all other executive officers is three times base salary. Executives have five years from the date they become an executive officer to obtain the required ownership levels. As of December 31, 2020, all named executive officers met the share ownership requirements except for Caroline Stockdale, who joined our Company in October 2019 and has until October 2024 to meet her share ownership requirement.

•Double-Trigger Equity Vesting. The CIC Agreements that we enter into with executive officers provide for vesting of such equity-based compensation only upon a termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. All CIC Agreements entered into since July 2013 provide for such double-trigger equity vesting. In addition, all PUs granted under the EPEP provide for such double-trigger vesting if the PUs are assumed by a successor entity in connection with a change in control of the Company.

•Elimination of Tax Gross-ups. Our employment agreements with executives do not include Internal Revenue Code (the “Code”) 280G-related tax gross-ups. In addition, none of our named executive officers is entitled to excise tax gross-ups.

•Consideration of Our Stockholders’ Feedback Regarding Compensation Practices. Our most recent stockholder advisory vote on our executive compensation (or “say on pay”) at the 2020 annual meeting was approved by over 93% of voting stockholders. At the 2017 annual meeting, a triennial cycle for the executive compensation advisory votes was selected by 60% of voting stockholders (or “say when on pay”). The board of directors, taking these results into account, adopted a triennial vote cycle and, for 2020, continued with its executive compensation philosophy. The next say on pay and say when on pay advisory votes will be held at the Company’s 2023 annual meeting. In addition, we routinely meet with investors to solicit feedback and recommendations, including feedback on our compensation practices, though concerns with regard to our compensation practices and programs have typically not been raised in such meetings. We continue to engage with stockholders on a variety of topics and remain committed to fostering further stockholder dialogue.

Compensation Philosophy

Our compensation philosophy rests on certain foundational principles that inform the way we design our compensation programs and pay our named executive officers. Such principles include the following:

First Solar Pay Is Simple and Is Designed to Align the Interests of Executive Management and Stockholders. Our approach to compensation is straightforward, and this fact is reflected in the components of our executives’ aggregate annual pay. The three primary components of our executive compensation are (i) base salary, (ii) cash incentive compensation (short-term incentive), and (iii) equity compensation (long-term incentive). Our named executive officers have a large percentage of total compensation performance-based and “at risk” (i.e., compensation that is not payable to such executives unless certain performance targets are achieved), and a high percentage of our named executive officers’ total compensation is weighted towards equity compensation to align their interests with stockholders. We do not maintain any supplemental executive retirement programs or other deferred compensation arrangements, and generally no perquisites are available solely for the named executive officers.

Our Compensation Levels Are Generally Consistent with Market Levels and May Reflect Certain Discretion to Conform to, or Reward, Actual Performance. We believe that our named executive officers should be compensated at a level that ensures their continued dedication to the Company and creates potential rewards for extraordinary results when advancing the goals and strategies of the Company. We work with an independent compensation consultant, who regularly compiles and analyzes market data to determine the pay practices of our peer group (as described below), which we use in determining the level and components of our named executive officers’ pay. In determining compensation for our named executive officers for 2020, our compensation committee considered a market study of our peer group at the end of 2019. In 2020, we engaged Willis Towers Watson as our independent compensation consultant, replacing our previous consultant Compensation Strategies.

We generally consider target total direct compensation (“TDC”) of our peer group (consisting of base salary, target bonus, and long-term incentive compensation) around the 50th percentile in the aggregate as a useful reference in determining the competitiveness of our named executive officers’ target TDC. However, the total compensation (as well as individual components, such as base salary and target bonus) for an individual executive may fall within a range above or below the 50th percentile based on tenure in position, individual performance, and criticality of role.

In 2020, the compensation committee intentionally targeted the value of the 2020 PUs at the 50th percentile of our peer group. These awards, which are performance-based and vest based upon the Company’s performance over an approximately three-year period, were determined by the compensation committee to be critical to executive retention and focus on the Company’s long-term strategic objectives during a critical time in the solar industry.

We Pay for Performance. Our choice of metrics (both financial and operational) related to our short- and long-term incentive plans, and the compensation committee’s discretion to modify certain awards granted under the annual incentive plan, are meant to ensure that (i) our named executive officers are not rewarded unless performance goals are achieved and (ii) operational metrics are not achieved at the expense of financial performance.

Executive Compensation Principles

The compensation committee has responsibility for establishing and overseeing our compensation program as it applies to our named executive officers. The compensation committee bases its executive compensation programs on the principles set forth below, which have generally remained consistent with prior years.

Pay to Market	Compensation should be based on the level of job responsibility, individual performance, and Company performance. Compensation should also reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must provide pay and incentive opportunities that are competitive with the pay and incentive opportunities of other employers who compete with us for talent.

More Responsibility, More Pay at Risk; We Pay for Performance	As associates progress to greater levels of responsibility in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns; our senior executives are better able, relative to other associates, to affect the Company’s results.

Metrics Should Motivate Associates to Achieve the Mission	To be effective, performance-based compensation programs should enable participants to easily understand how their efforts can affect their pay through contributions to the Company’s achievement of its strategic and operational goals. Management prepares programs and materials that are presented to our associates to explain our compensation programs and the objectives of these programs to help our associates better understand how their efforts contribute to Company success.

Evaluating the Market. Although our determination of the amount and mix of compensation elements for our named executive officers is generally not influenced by short-term market shifts, when extraordinary business changes occur, we believe that our compensation practices should include the requisite flexibility to respond to those changes while remaining consistent with our compensation philosophy.

When setting compensation, we review compensation paid by other companies of comparable size in the same or similar industries, as well as where our compensation falls within our peer group. Our objective is to generally provide target compensation opportunities at or above the median of market (depending on tenure in position, individual performance, and criticality of role) while providing an opportunity to increase compensation further through exceptional performance, subject to a “maximum” cap.

We do not exclusively rely on market data to determine executive compensation levels. Instead, we incorporate flexibility into our compensation program and in our assessment process to respond to and adjust for the dynamic business environment in which we operate. As the solar industry and our operating initiatives evolve, we will continue to evaluate our approach to compensation with the goal that it be fully aligned with both the business environment and any future updates to our strategic plans.

Components of 2020 Executive Compensation

For 2020, the compensation of named executive officers consisted primarily of three components: base salary, short-term cash incentive compensation (i.e., an annual bonus), and long-term equity-based compensation (i.e., multi-year equity awards). These components are described in the chart below, including how each fits into our overall executive compensation package (i.e., the particular objectives and the specific elements that our compensation programs are designed to address).

Component	Objective	Focus

Base Salary	✓ Provides fixed portion of compensation	✓ Compensates based on market value for position, individual performance, level of experience, and critical nature of role to the Company
✓ Paid in cash

Cash Incentive Compensation	✓ Provides at-risk variable compensation linked to short-term corporate, organizational, and strategic goals without sacrificing long-term Company performance	✓ Compensates based on performance relative to shorter-term objectives
✓ Paid in cash

Equity-Based Compensation	✓ Provides at-risk variable pay compensation linked to long-term performance of the Company, individual performance, and critical nature of role	✓ Aligns the long-term interests of our stockholders and our named executive officers
	✓ Paid in restricted stock units (“RSUs”) and PUs	✓ Assists in attracting and retaining qualified executives
✓ Compensates for overall Company performance

Each of our named executive officers is party to an employment agreement and a CIC Agreement that protect him or her in the event of certain employment terminations, as well as agreements that protect the Company related to restrictive covenants, including confidentiality, non-competition, and director and officer indemnification agreements. The employment and CIC Agreements provide severance in exchange for a release of claims and equity vesting acceleration under certain circumstances. Employment agreements and CIC Agreements entered into since July 2013 provide for equity vesting acceleration only upon a termination without “cause” or resignation for “good reason” following a change in control of the Company, as described in more detail in “Other Executive Compensation Information – Employment Agreements and Related Arrangements” and “Other Executive Compensation Information – Change-in-Control Severance Agreements.”

Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other members of our senior executive team.

Compensation Committee Practices

Selection of Peer Companies

In 2020, the compensation committee selected Willis Towers Watson as a consultant to provide (i) data and analysis regarding the selection of companies in our executive compensation peer group and the pay practices of such companies and (ii) a comparison of each of the components of the compensation of our named executive officers against the comparable compensation paid to executives in similarly-situated positions at our peer group companies. Willis Towers Watson’s market comparison services in 2020 were limited to comparing each element of compensation for a particular position against similar elements as disclosed by members of our peer group and reported in compensation survey of companies of similar size and relevant talent-competitor industries.

The compensation committee routinely analyzes our peer group to determine if it represents comparable companies and industries, and we have made certain changes to our peer group over the years to include companies similar in size and revenue, and with whom we compete for talent. Our peer group is comprised of U.S.-based public companies with 2020 estimated annual revenues with a range from $1 billion to $9 billion that are (i) part of the semiconductors, renewable energy / independent power production and electrical components and equipment industries; are (ii) based in the U.S., with similar complexity and/or geographic reach; and/or (iii) are companies with which we compete for executive talent.

The current peer group includes 28 companies that are generally reflective of a company of our size. Similarly, larger semiconductor companies (e.g., Advanced Micro Devices, Inc. KLA Corporation, Analog Devices Inc.), and electric utilities engaged in renewable energy generation (e.g., Avangrid, Inc., IDACORP, Inc.) are also included to ensure that these critical and relevant elements of our business are also captured.

Our 2020 peer group had median 2019 revenues of $2.7 billion. As of November 2020, the median market capitalization for the group was $8.7 billion.

Based on Willis Towers Watson’s recommendation, we updated our peer group in 2020 to remove fourteen members of the 2019 peer group whose revenues were not reflective of our current level of revenue and/or where business changes led them to no longer being suitable for inclusion. We also added nine companies with more comparable revenue. Accordingly, the 2020 peer group consisted of:

Advanced Micro Devices, Inc.	ALLETE, Inc.	Ameresco, Inc.
Amkor Technology, Inc.	Analog Devices, Inc.	Avangrid, Inc.
Avista Corporation	Clearway Energy, Inc.	Cree, Inc.
EnerSys	Enphase Energy, Inc.	Generac Holdings Inc.
Green Plains Inc.	IDACORP, Inc.	KLA Corporation
Marvell Technology Group Ltd.	Maxim Integrated Products, Inc.	Microchip Technology Incorporated
MKS Instruments, Inc.	ON Semiconductor Corporation	Pinnacle West Capital Corporation
Qorvo, Inc.	Renewable Energy Group, Inc.	Skyworks Solutions, Inc.
SunPower Corporation	Synaptics Incorporated	Teradyne, Inc.
Xilinx, Inc.

Review of Peer Company Data

On at least a biennial basis, but typically annually, the compensation committee evaluates the compensation of our named executive officers against data regarding the pay practices of companies in our peer group and relevant compensation survey data, looking at individual components of pay, including total amounts paid or payable. In addition, the compensation committee annually reviews any payments to our named executive officers that would be required under various severance scenarios. When conducting this review, the compensation committee also considers information and recommendations from management regarding past, present, and future compensation of our named executive officers under various payment scenarios.

Based on its review and analysis, Willis Towers Watson concluded, and our compensation committee agreed, that the compensation paid to our named executive officers was consistent with our stated compensation objectives regarding our target pay as compared to our peer group, and was thus reasonable in the aggregate as compared to the peer group above. See “Executive Compensation Principles – Evaluating the Market.”

Independence Review

Consistent with regulatory requirements and best compensation practices, our compensation committee has determined to evaluate periodically, and not less than annually, the independence of its compensation consultants. During 2020, the compensation committee conducted an independence analysis of the relationship of Willis Towers Watson to First Solar, including a review of potential conflicts of interest, and concluded that Willis Towers Watson was independent and no such conflicts existed.

Individual Compensation Review

The individual performance of each of our named executive officers has been, and continues to be, a major factor in the compensation committee’s decisions regarding such executive’s level of compensation. Absent unusual circumstances, our process for review of individual compensation of our named executive officers is generally as follows. After the completion of each year, our independent directors (meeting in executive session under the direction of the chair of the compensation committee) review the performance of our Chief Executive Officer for the prior year, evaluating his achievement against individual and Company objectives (which objectives were agreed upon by him and the compensation committee early in the prior year), his contributions to the Company’s performance, and other leadership accomplishments.

Our Chief Executive Officer provides the compensation committee with an assessment of prior year performance of, and a recommendation for compensation changes with respect to, our other named executive officers, evaluating each named executive officer based on achievement of objectives by the executive and his or her department or function, his or her contribution to the Company’s performance, and other leadership accomplishments. Based on these considerations, and following an exercise of its independent judgment on the board’s interactions with the named executive officers, the compensation committee (i) sets base salary and target bonus percentages for the current year, (ii) determines the appropriate level, if any, of cash-incentive compensation for the prior year, and (iii) determines the appropriate equity incentive compensation for the named executive officer.

Compensation Risk Analysis

In the context of the total compensation review and the adoption of our 2020 incentive compensation programs, the compensation committee considered whether our compensation structure and programs encourage excessive or inappropriate risk taking and concluded that they did not do so.

2020 Compensation Decisions

The following is a discussion of the considerations taken into account in establishing compensation for our named executive officers in 2020. See “Compensation Philosophy” for further information regarding the process the compensation committee used to determine such compensation.

Base Salary

Base salary is the fixed element of our named executive officers’ annual cash compensation. The value of base salary for each named executive officer reflects the terms of such executive’s employment agreement and his or her individual performance and skill set, including the market value of that skill set.

The compensation committee evaluates market data using the studies prepared by Willis Towers Watson and reviews the individual performance of executives during our regular annual salary review process, which we refer to as our “annual pay cycle.” For 2020, the annual base salary rates of our named executive officers were as follows:

•Mr. Widmar – $900,000;

•Mr. Bradley – $475,000 (increased to $480,000 effective March 1, 2020);

•Mr. Antoun – $575,000;

•Mr. deJong – $575,000;

•Ms. Stockdale – $430,000; and

•Mr. Garabedian – $575,000.

Cash Incentive Compensation

Our cash incentive compensation consists primarily of our annual bonus program (originally designed under our 2015 Omnibus Incentive Compensation Plan (“2015 Omnibus Plan”)), which we use to create incentives for individuals to join our Company, including to compensate such individuals for payments forfeited by leaving their prior employment to join us or to offset relocation costs.

Annual Bonus Program. We use our annual bonus program to encourage the achievement of specified strategic and operational objectives to help us achieve our mission to provide cost-advantaged solar technology through innovation, customer engagement, industry leadership, and operational excellence. On February 21, 2020, the compensation committee adopted the 2020 Bonus Plan for executives, including our named executive officers, with a single overall threshold performance metric and additional performance metrics, to strengthen the connection between executive performance and incentive pay, which is one of our core executive compensation principles. The compensation committee selected the metrics and weighting applicable to the 2020 Bonus Plan considering our long-term strategic plans, including an emphasis on the continued execution of our Series 6 module technology.

Upon achievement of the threshold Adjusted Net Operating Income metric, the maximum bonus pool was eligible to be funded, but the amount of each participant’s actual bonus was determined based on the achievement of the various additional performance metrics, which could result in actual payouts less than the maximum bonus pool. Furthermore, the Chief Executive Officer (or the compensation committee, in the case of the Chief Executive Officer) retained discretion to adjust any award achieved under the program to the extent appropriate. All bonus payments are subject to clawback to the extent allowed by applicable law. Our 2020 Bonus Plan required that all associates be employed on the bonus payout date with certain exceptions for retirement, death, or a long-term disability. These exceptions allow for eligibility of a pro-rated award based on days of service completed during the performance year.

Bonus Program Targets, Objective, and Calculation. The 2020 Bonus Plan, as applicable to our named executive officers, included the following performance metrics, which were established based on the goals set forth in our confidential annual operating plan for 2020.

•Threshold Metric: Minimum adjusted net operating income of $236 million (must be achieved for any bonus payout to occur).

•Financial: Total overhead (excluding cost per watt (“CpW”)) accounted for 20% of the 2020 Bonus Plan.

•Operational: Module CpW (35%), modules produced (20%), and average watts per module (5%) collectively accounted for 60% of the 2020 Bonus Plan.

•Commercial: Global Business Development (“GBD”) net bookings across all business segments accounted for 20% of the 2020 Bonus Plan.

We again selected adjusted net operating income as the threshold metric to our 2020 Bonus Plan in order to enhance our executives’ focus on the generation of net operating income to support the execution of our Series 6 module technology. Consistent with 2019, we also (i) included metrics related to the wattage of our modules and the efficiency of our operations (e.g., total modules produced and CpW) and (ii) established a single sales metric as part of the 2020 Bonus Plan consisting of GBD net bookings across all business segments. We believe that these metrics are key short-term drivers of our long-term success, align with our long-term strategic plans, and are critical measures of success with respect to our annual operating plan. The relative achievement of these performance metrics is linked to enhancing our competitive position in the marketplace by increasing our product performance and reducing our manufacturing and fixed costs. We designed the metrics to encourage selling the right mix of products at a reasonable gross margin profile, which is expected to increase our profitability while acknowledging the intense pricing competition within the solar industry. By establishing such performance metrics, we believe we aligned our 2020 Bonus Plan with our overall goals.

2020 Bonus Targets and Payout Results. Based on an assessment of our 2020 results against the criteria described above, the 2020 Bonus Plan results were:

2020 Bonus Plan Threshold Metric Results
Threshold Metric	Minimum Threshold Level		2020 Result
Adjusted net operating income (1)	> $236 million		Meets
2020 Bonus Plan Performance Metric Results
Metric	Weighting	Main Focus	2020 Payout Factor
Financial
Total overhead (excluding CpW)	20%	Profitability	—
Operational - Series 6
Module CpW	35%	Profitability	1.68
Modules produced	20%	Profitability	2.00
Average watts per module	5%	Profitability	1.29
Commercial
GBD net bookings	20%	Growth/Profitability	0.99
2020 Bonus Plan Payout Level	1.25
——————————
(1)Adjusted net operating income is defined as operating income as reported in our consolidated statement of operations for the year ended December 31, 2020 included our 2020 Annual Report on Form 10-K, adjusted to exclude Series 6 module production start-up and ramp costs.

Each performance metric was weighted in accordance with its importance in achieving the goals laid out in our confidential annual operating plan. Targets are set based on levels proposed by management prior to the beginning of the year. Performance goals developed by management are reviewed internally by our Financial Planning & Analysis (“FP&A”) department using a rigorous process to determine the range of potential performance for each measure based on a review of the historical levels of achievement for each metric, and are also reviewed by our Chief Executive Officer, before being presented to the compensation committee for approval. Every year, in determining performance targets, our FP&A department focuses on continuous improvement of Company performance and conducts an analysis for each metric by projecting the cost saved and value added by achievement of each performance goal to determine whether the performance levels required to achieve certain performance goals should be adjusted upward. The performance goals were set at levels that our FP&A department, our management, and the compensation committee believe would require strong performance for a target payout (1.0 multiplier). A 0.5 multiplier was assigned to performance at a level that, while not certain at the time targets were set, we considered likely that such performance would be achieved by the end of the year. Maximum performance (2.0 multiplier) is a stretch performance goal that requires superior performance that delivers meaningful value to our stockholders. If the minimum threshold level of performance was not achieved for a specific metric, the multiplier for that metric would be zero.

The maximum bonus percentage payable under this formula in the 2020 Bonus Plan was approximately 200% of target. The Chief Executive Officer, with the approval of the compensation committee, (or the compensation committee, in the case of the Chief Executive Officer) elected to apply certain discretionary adjustments to the 2020 payout for our named executive officers; namely, downward discretion to payouts for Mr. Bradley, Mr. Antoun, and Ms. Stockdale. This downward discretion was applied to fund upward discretion for executives directly engaged in the manufacturing operations to recognize their leadership in delivering successful operational results. See “Summary Compensation Table – Non-Equity Incentive Plan Compensation” for specific payout levels for each named executive officer.

The performance goal targets and results under the 2020 Bonus Plan were as follows (others are considered confidential competitive information and are intentionally omitted from disclosure):

•the threshold adjusted net operating income target was $236 million and was achieved at $385 million;

•the bookings target was 5,500 MWDC and was achieved at 5,474 MWDC; and

•the module production target was 13.1 million modules and was achieved at 13.5 million modules.

Target Bonus Percentage. Target bonus percentages are established based on job responsibilities, internal pay equity, and peer group data and are evaluated during our annual pay cycle on the same basis as base salary (as discussed above in “2020 Compensation Decisions – Base Salary”). As of the beginning of 2020, the target bonus percentages of our named executive officers were as follows:

•Mr. Widmar – 125%;

•Mr. Bradley – 90%;

•Mr. Antoun – 90%;

•Mr. deJong – 90%;

•Ms. Stockdale – 80%; and

•Mr. Garabedian – 90%.

Equity-Based Compensation

We have always been a firm proponent of equity-based compensation and continue to grant time-based RSUs with longer vesting schedules to address retention concerns, while tying realizable compensation to the returns of our stockholders. We also grant PUs to incentivize performance over an approximately three-year performance period. In 2020, we granted such RSUs and PUs to each of our named executive officers, with an intended long-term incentive mix of roughly 55% PUs and 45% RSUs. The compensation committee continues to believe that granting such equity-based compensation furthers our goal of aligning executive and stockholder interests and mitigating certain distractions that our executives may feel as a result of the ongoing volatility in the solar industry. See “Compensation Philosophy” for further information regarding the process the compensation committee used to determine the value of equity awards granted to our named executive officers in 2020.

Our general practice is to grant our equity awards relatively early in the year. We do not time our grants specifically to avoid any internal “blackouts” or other periods during which our executives and directors may be prohibited by our Insider Trading Policy or applicable law from trading in our securities, or otherwise to provide any preferential benefit to our executives and directors. Details of the equity grants to our named executive officers are contained in the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

EPEP. We believe that a long-term incentive program provides significant benefit to the Company and we routinely reevaluate the components of our equity-based long-term incentive programs. Awards under such programs (i) are expected to represent the largest component of executives’ potential compensation (see “Components of 2020 Executive Compensation”), (ii) serve as a retention tool, and (iii) ensure that our executives’ compensation is linked to the long-term interests of our stockholders and our Company performance, consistent with our compensation philosophy.

For the 2020 PU grants to be earned over an approximately three-year performance period ending in December 2022, the target performance metrics include (i) bookings backlog for delivery after 2022 (40% weighting); (ii) energy adjusted Watts per module (40% weighting); and (iii) cash-adjusted ROIC (20% weighting).

Each performance metric of the EPEP ranges from a threshold level of 0.5 in cases of weaker performance to 2.0 in cases of stronger performance. A 0.5 multiplier was assigned to performance at a level that, while not certain at the time targets were set, we considered likely that such performance would be achieved by the end of the performance period. A 1.0 multiplier was assigned to performance at a level that, while not certain at the time targets were set, aligned with the goals in our confidential long-term operating plan, and thus was at a level that we expected we could achieve by the end of the performance period. A 2.0 multiplier was assigned to a performance level that was substantially more uncertain. If the minimum threshold level of performance is not achieved for a specific metric, the multiplier for that metric will be zero.

The EPEP awards are forfeited upon termination of employment, other than a termination due to death, disability, or a qualifying retirement after the end of the first calendar year of the performance period, in which case the executive would be eligible for a prorated settlement of any PUs following the end of the performance period, based on actual achievement of the applicable performance goals, and prorated based on the length of the period the executive was employed by the Company during the performance period. Retirement is defined as the executive’s voluntary termination of employment after attaining age 57 and completing at least eight years of service. Upon a change in control of the Company in which the acquirer assumes or substitutes such PUs, the PUs will vest in accordance with the provisions described above, unless the executive’s employment is terminated without “cause” or the executive resigns for “good reason.” In such circumstances, the vesting of the PUs will accelerate based on the greater of (i) target level of performance or (ii) actual achievement. Upon the occurrence of a change in control of the Company in which the acquirer does not assume or substitute such PUs, the PUs would be deemed immediately vested at the greater of (i) the target level of performance or (ii) the actual achievement of the applicable performance goals as of the last day of the calendar quarter preceding the change in control.

The grant date fair value of the 2020 PUs granted on March 6, 2020 for our named executive officers was $3,399,991 for Mr. Widmar; $849,965 for Mr. Bradley; $949,976 for Mr. Antoun; $1,749,980 for Mr. deJong; $599,981 for Ms. Stockdale; and $787,122 for Mr. Garabedian.

RSUs. On March 6, 2020, certain of our named executive officers also received time-based RSUs, vesting at a rate of 25% on each of the first four anniversaries of the grant date, subject to the individual’s continued employment through such dates. The vesting schedule of the RSUs is designed to complement the EPEP incentive program to maximize retentive value.

The grant date fair value of RSUs granted on March 6, 2020 for our named executive officers was $2,600,032 for Mr. Widmar; $700,035 for Mr. Bradley; $800,003 for Mr. Antoun; $500,013 for Ms. Stockdale; and $662,867 for Mr. Garabedian. Mr. Garabedian received an additional grant on March 6, 2020 with a value of $300,034 that fully vested on March 6, 2021; this additional grant was tied to accomplishing specific milestones concerning our technology. Due to Mr. deJong’s announced retirement effective March 15, 2021, he was not issued RSUs in 2020.

Upon an executive’s termination without cause or a termination due to death or disability, the executive would receive one year of service credit for any outstanding RSUs in accordance with his or her employment agreement terms. In the event of a change in control of the Company, any RSUs would accelerate vesting in accordance with his or her employment agreement terms. See “Executive Compensation – Employment Agreements and Arrangements.”

Other Executive Compensation Information

Broad-based Benefit Programs and Other Compensation

Our named executive officers are entitled to participate in the various benefit programs we offer to all of our associates, including a 401(k) plan, medical plan, dental plan, vision plan, life insurance plan, and long-term and short-term disability plans. Under our 401(k) plan, we make a matching contribution equal to 100% of our associates’ contributions up to a maximum of 4% of an associate’s plan-eligible compensation. In 2020, each of Messrs. Widmar, Bradley, Antoun, deJong and Garabedian and Ms. Stockdale received the maximum matching contribution of $11,400. Our named executive officers each have vacation entitlements of four weeks per year.

Employment Agreements and Related Arrangements

We have entered into employment, confidentiality, non-competition, non-solicitation, and director and officer indemnification agreements with each of our named executive officers. The compensation committee believes these contracts are fair, reasonable, appropriate, and necessary to attract and retain the executives who are party to these agreements.

Severance Benefits. Our executive employment agreements generally provide that if an individual’s employment is terminated without “cause” (as defined therein), then the executive shall be eligible for (i) salary continuation for a severance period subject to the execution of a release of claims in favor of the Company and subject to a reduction based on earnings during the severance period, (ii) health benefits coverage for the severance period, subject to certain contingencies, and (iii) an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation awards (this additional service credit does not apply to PUs). The employment agreements also provide for an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation in the event employment terminates due to the executives’ death or disability (as defined therein).

Severance benefits, by their nature, require compensation payments without the receipt of corresponding services. We believe that our executive employment agreements set a proper balance between providing sufficient protection on employment termination and ensuring the executive has sufficient personal investment with respect to his or her employment with the Company and generally provide severance benefits consistent with market practice.

We consistently review the employment agreements we enter into with our named executive officers to address market changes, and our compensation committee has adopted a number of changes to be applied prospectively when entering into agreements with executives to more closely align with market practice. Such changes include the elimination of severance benefits upon a resignation for “good reason” (except in connection with a change in control of the Company), the addition of provisions that make clear that all payments to our executives under such agreements other than base salary are subject to our clawback provision, all severance payments and benefits being subject to the execution of an irrevocable release of claims in favor of the Company, and sign-on bonuses being subject to recoupment in the event of a termination for “cause” within one year of the executive’s start date.

Restrictive Covenants. Our executive confidentiality agreements describe our expectations of the executives regarding our proprietary and confidential information. The non-competition and non-solicitation agreements establish a “protected period” that generally matches the severance period. During the protected period, the senior executives are subject to restrictive covenants as provided in the agreements.

For more details on these employment agreements and the compensation and benefits payable or to be provided in the event of a termination of employment, see “Executive Compensation – Employment Agreements and Arrangements” and “Executive Compensation – Potential Payments upon Termination or Change in Control – Potential Payments upon Termination of Employment (Other than in the Context of a Change in Control).”

Change-in-Control Severance Agreements

We have entered into CIC Agreements with each of our named executive officers. These agreements are intended to align the interests of the executives with our stockholders in a potential change in control situation by mitigating the uncertainty and questions a potential change in control may raise among such executives, allowing them to focus their continued attention and dedication to their assigned duties.

Equity Vesting. The CIC Agreements provide for (a) a double-trigger acceleration of (i) Mr. Widmar’s outstanding equity awards with a grant date on or after July 1, 2016, (ii) Mr. Bradley’s outstanding equity awards, and (iii) Ms. Stockdale’s outstanding equity awards, in each case in the event their employment is terminated without “cause” or they resign for “good reason” within two years following a change in control; and (b) single-trigger acceleration of vesting of outstanding equity awards (other than PUs, which provide for double-trigger vesting) for Messrs. Antoun, Garabedian, and deJong. A resignation for “good reason” includes any material reduction in the authority, duties, or responsibilities held by the executive immediately prior to the change in control date, any material reduction in the annual base salary or annual incentive opportunity of the executive as in effect immediately prior to the change in control date, any change of the executive’s principal place of employment to a location more than 50 miles from the executive’s principal place of employment immediately prior to the change in control date, failure to pay compensation when due, delivery of written notice of the intent to terminate the executive for any reason other than cause, death, or disability, or failure of a successor to assume the CIC Agreement. The compensation committee determined that the CIC Agreements entered into with executives on or after July 2013 should provide for vesting only upon a termination without “cause” (as defined therein) or a resignation for “good reason” (as defined therein) within two years following a change in control of the Company, which is reflected in our agreements with Messrs. Widmar and Bradley and Ms. Stockdale. While our equity plans also contemplate vesting of equity if such equity is not assumed by a successor entity (see “Executive Compensation – Potential Payments upon Termination or Change in Control – Potential Payments upon a Change in Control”), the CIC Agreements address vesting whether or not the equity-based awards are assumed for executives with these arrangements.

Severance Benefits. The CIC Agreements provide certain enhanced severance benefits for our named executive officers in the event their employment is terminated without “cause” or they resign for “good reason” within two years following a change in control. We believe this standard benefit reinforces the notion that in a change-in-control situation, all the executives are similarly situated and must remain focused. The standard benefit is two times their base salary; two times a bonus amount (which is defined as the greater of (i) the executive’s target annual bonus for the year of termination and (ii) the average of the annual cash bonuses payable to the executive in respect of the three full calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he or she has been employed); a prorated target bonus; 18 months’ health benefits continuation; and outplacement benefits (maximum of $20,000). Severance benefits are subject to the executive’s execution of a release in favor of the Company.

Evaluation by the Compensation Committee. The compensation committee reviews the terms of the CIC Agreements in consultation with its independent compensation consultant, assesses the impact of possible payouts under the CIC Agreements in the event of a change in control, and confirms that the CIC Agreements are fair and reasonable to both the executive and the Company. Estimates of change in control payments are presented to, and reviewed by, the compensation committee when compensation is evaluated. Based on its most recent annual review of the CIC Agreements, the compensation committee continues to believe such payments are fair and reasonable. For a further description of compensation provided in the event of a change in control, see “Executive Compensation – Potential Payments upon Termination or Change in Control – Potential Payments upon a Change in Control.”

Tax and Accounting Implications

Section 162(m) of the Code. Effective for tax years beginning after December 31, 2017, the Tax Cuts and Jobs Act repealed the performance-based compensation exception to the deduction limit for compensation in Section 162(m) of the Code. As a result, the Company expects that compensation over $1 million per year paid to any named executive officer, and any person who was a named executive officer for any year beginning with 2017, will be nondeductible under Section 162(m). Under transition rules, certain performance-based compensation payable after 2017 remains exempt from the deduction limit to the extent it was subject to a written binding contract in effect as of November 2, 2017 that has not been modified. While the compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee has not adopted a policy that all compensation must be deductible and has retained the flexibility to provide compensation to executive officers that is otherwise in the best interests of the Company and its stockholders.

Accounting for Share-Based Compensation. We use ASC Topic 718 for purposes of determining the fair value of share-based (or “equity-based”) compensation. The assumptions used in the calculations of these amounts are included in Note 16. “Share-Based Compensation” to our audited financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K. The fair value of awards made to each named executive officer in 2020 is set forth under “Executive Compensation – Summary Compensation Table.”

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Since formation of the compensation committee in October 2006, Michael Sweeney has served as its chair. Paul H. Stebbins has served on the compensation committee since his appointment to the board of directors in December 2006. William J. Post has served on the compensation committee since July 2010. Richard D. Chapman has served on the compensation committee since July 2012.

The compensation committee is composed solely of non-associate directors who are each (i) independent as defined under the NASDAQ listing standards, (ii) a non-associate director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code.

With a keen sense of awareness of its fiduciary obligations, the compensation committee actively engages management and reviews data on (i) the relationship between our incentive compensation programs and our long-term strategic goals, (ii) the impact of any individual compensation changes on total compensation (including reviewing executive tally sheets), and (iii) the possibility that any particular program or arrangement could incentivize inappropriate risk-taking behaviors. The compensation committee believes that our compensation philosophy is appropriate and that our incentive compensation programs are important tools that allow all associates, including management, to successfully focus on matters critical to our long-term success.

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A and incorporated by reference into our 2020 Annual Report on Form 10-K.

Submitted by the Members of the Compensation Committee

Michael Sweeney (Chair)
Richard D. Chapman
William J. Post
Paul H. Stebbins

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation earned by each of our named executive officers for the years ended December 31, 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark R. Widmar	2020	900,000	6,000,023	1,406,250	11,400	8,317,673
Chief Executive Officer	2019	900,000	6,000,015	1,613,025	11,200	8,524,240
	2018	875,273	5,199,983	946,361	11,000	7,032,617

Alexander R. Bradley	2020	479,134	1,550,000	528,296	11,400	2,568,830
Chief Financial Officer	2019	474,999	1,699,958	572,850	11,200	2,759,007
	2018	471,205	1,610,008	359,096	11,000	2,451,309

Georges J. Antoun	2020	575,000	1,749,979	614,531	11,400	2,950,910
Chief Commercial Officer	2019	575,000	1,799,990	741,992	11,200	3,128,182
	2018	570,866	2,249,981	517,500	11,000	3,349,347

Philip Tymen deJong	2020	575,000	1,749,980	646,875	11,400	2,983,255
Chief Operating Officer	2019	575,000	1,799,990	728,123	11,200	3,114,313
	2018	562,597	2,249,981	440,996	11,000	3,264,574

Caroline Stockdale	2020	430,001	1,099,994	425,700	11,400	1,967,095
Chief People and Communications Officer

Raffi Garabedian (5)	2020	575,000	1,750,023	646,875	11,400	2,983,298
Former Chief Technology Officer	2019	575,000	1,949,968	741,992	11,200	3,278,160
	2018	562,904	2,249,981	440,996	11,000	3,264,881

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(1)Salary represents actual salary earned during the year and includes base salary and payments for vacation and holidays.

(2)Stock awards reflect the aggregate grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions and methodologies used in the calculations of these amounts are set forth in Note 16. “Share-Based Compensation” to our audited financial statements for the year ended December 31, 2020 included in our 2020 Annual Report on Form 10-K. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our executive officers is generally recognized over the vesting periods applicable to the awards. The SEC disclosure rules require that we present stock award amounts in the applicable row of the table above using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). In the table, PUs are reflected at the target level of achievement for applicable performance metrics. The actual number of PUs that vest following the end of the applicable performance period, if any, will depend on the relative attainment of the performance metrics. For a discussion of specific stock awards granted during 2020, see “Grants of Plan-Based Awards” below.

(3)For a description of Non-Equity Incentive Plan Compensation, see “Compensation Discussion and Analysis – Components of 2020 Executive Compensation” and “Compensation Discussion and Analysis – 2020 Compensation Decisions – Cash Incentive Compensation.”

(4)All Other Compensation includes earned employer matching contributions under the Company’s 401(k) plan.

(5)Mr. Garabedian resigned his executive officer position in November 2020 and resigned from the Company effective March 15, 2021.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards and other incentive compensation made to our named executive officers during the year ended December 31, 2020. The minimum award (below threshold performance) under the cash and equity plan-based award programs was $0.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Award Type	Grant Date	Approval Date	Thresh ($)	Target ($)	Max ($)	Thresh. (#)	Target (#)	Max (#)
Mark R. Widmar	RSU (4)	3/6/20	2/12/20							59,950	2,600,032
	PU (5)	3/6/20	2/12/20				39,198	78,395	156,790		3,399,991
	Cash			562,500	1,125,000	2,250,000
Alexander R. Bradley	RSU (4)	3/6/20	2/12/20							16,141	700,035
	PU (5)	3/6/20	2/12/20				9,799	19,598	39,196		849,965
	Cash			215,631	431,262	862,524
Georges J. Antoun	RSU (4)	3/6/20	2/12/20							18,446	800,003
	PU (5)	3/6/20	2/12/20				10,952	21,904	43,808		949,976
	Cash			258,750	517,500	1,035,000
Philip Tymen deJong	PU (5)	3/6/20	2/12/20				20,175	40,350	80,700		1,749,980
	Cash			258,750	517,500	1,035,000
Caroline Stockdale	RSU (4)	3/6/20	2/12/20							11,529	500,013
	PU (5)	3/6/20	2/12/20				6,917	13,834	27,668		599,981
	Cash			172,000	344,000	688,000
Raffi Garabedian	RSU (4)	3/6/20	2/12/20							15,284	662,867
	RSU (6)	3/6/20	2/12/20							6,918	300,034
	PU (5)	3/6/20	2/12/20				9,075	18,149	36,298		787,122
	Cash			258,750	517,500	1,035,000
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(1)For a description of cash incentive plan awards, see “Compensation Discussion and Analysis – Components of 2020 Executive Compensation” and “Compensation Discussion and Analysis – 2020 Compensation Decisions – Cash Incentive Compensation.” Bonus amounts are prorated for changes in salary or target bonus percentage during the year.

(2)The actual number of PUs that vest following the end of the applicable performance period, if any, will depend on the relative attainment of the performance metrics. For additional discussion of PUs granted in 2020, see “Compensation Discussion and Analysis – Components of 2020 Executive Compensation” and “Compensation Discussion and Analysis – 2020 Compensation Decisions – Equity-Based Compensation.” The grant date fair value at the maximum level of the performance for the PUs in 2020 is $6,799,982, $1,669,930, $1,899,952, $3,499,960, $1,199,962, and $1,574,244 for Messrs. Widmar, Bradley, Antoun, and deJong, Ms. Stockdale, and Mr. Garabedian, respectively.

(3)The grant date fair value of these awards was determined in accordance with ASC Topic 718. The assumptions and methodologies used in the calculations of these amounts are set forth in Note 16. “Share-Based Compensation” to our audited financial statements for year ended December 31, 2020 included in our 2020 Annual Report on Form 10-K.

(4)RSUs vest over four years at a rate of 25% per year, commencing on the first anniversary of the grant date, subject to the named executive officer’s service through each vesting date. For a description of the material terms of the RSUs granted in 2020, see “Compensation Discussion and Analysis – Components of 2020 Executive Compensation” and “Compensation Discussion and Analysis – 2020 Compensation Decisions – Equity-Based Compensation.”

(5)Represents PUs granted in 2020 under the EPEP. For a description of the material terms of the PUs granted in 2020, see “Compensation Discussion and Analysis – Components of 2020 Executive Compensation” and “Compensation Discussion and Analysis – 2020 Compensation Decisions – Equity-Based Compensation.”

(6)These RSUs were fully vested as of March 6, 2021. See “Compensation Discussion and Analysis – 2020 Compensation Decisions – Equity-Based Compensation” for further details.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding stock awards held by our named executive officers as of December 31, 2020.

			Stock Awards (1)			Equity Incentive Plan Awards (2)
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)		Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
Mark R. Widmar	3/7/17		20,740	2,051,601
	3/6/18		17,790	1,759,787
	5/1/18	(4)	46,037	4,553,980
	3/6/19		37,960	3,755,003
	7/18/19				(5)	51,546	5,098,930
	3/6/20		59,950	5,930,254
	3/6/20				(6)	39,198	3,877,466
Total			182,477	18,050,625		90,744	8,976,396

Alexander R. Bradley	3/7/17		5,363	530,508
	3/6/18		4,818	476,597
	5/1/18	(4)	15,784	1,561,353
	3/6/19		10,950	1,083,174
	7/18/19				(5)	14,402	1,424,656
	3/6/20		16,141	1,596,668
	3/6/20				(6)	9,799	969,317
Total			53,056	5,248,300		24,201	2,393,973

Georges J. Antoun	3/7/17		7,661	757,826
	3/6/18		5,560	549,995
	5/1/18	(4)	24,662	2,439,565
	3/6/19		11,680	1,155,386
	7/18/19				(5)	15,160	1,499,627
	3/6/20		18,446	1,824,678
	3/6/20				(6)	10,952	1,083,372
Total			68,009	6,727,450		26,112	2,582,999

Philip Tymen deJong	3/7/17		7,661	757,826
	3/6/18		5,560	549,995
	5/1/18	(4)	24,662	2,439,565
	3/6/19		11,680	1,155,386
	7/18/19				(5)	15,160	1,499,627
	3/6/20				(6)	20,175	1,995,711
Total			49,563	4,902,772		35,335	3,495,338

Caroline Stockdale	10/7/19				(5)	7,241	716,280
	3/6/20		11,529	1,140,449
	3/6/20				(6)	6,917	684,230
Total			11,529	1,140,449		14,158	1,400,510

Raffi Garabedian	3/7/17		7,661	757,826
	3/6/18		5,560	549,995
	5/1/18	(4)	24,662	2,439,565
	3/6/19		12,410	1,227,597
	7/18/19				(5)	16,676	1,649,590
	3/6/20		15,284	1,511,893
	3/6/20	(7)	6,918	684,329
	3/6/20				(6)	9,075	897,650
Total			72,495	7,171,205		25,751	2,547,240

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(1)Unless otherwise noted, RSUs vest over four years at a rate of 25% per year, commencing on the first anniversary of the grant date, subject to the named executive officer’s service through each vesting date.

(2)Represents PUs under the EPEP. The actual number of PUs that vest following the end of the applicable performance period, if any, will depend on the relative attainment of the performance metrics. For a discussion of specific stock awards granted during 2020, see “Grants of Plan-Based Awards” above.

(3)The market value was calculated using the closing price per share of our common stock of $98.92 per share on December 31, 2020.

(4)Represents the grant of PUs under the EPEP awarded in 2018 for the three-year performance period ended December 31, 2020 that achieved the performance criteria. The PU awards vested in February 2021 upon the compensation committee’s certification of the performance achievement and the respective executive officer’s continued employment with the Company through that time.

(5)Represents a grant of PUs under the EPEP awarded in 2019 scheduled to cliff-vest on December 31, 2021, subject to the relative attainment of performance metrics relating to Series 6 CpW produced, Series 6 watts per module, total company gross profit, and total company operating income. In accordance with SEC rules, the value reflected in the table in respect of such PUs assumes applicable performance goals are achieved at target performance.

(6)Represents a grant of PUs under the EPEP awarded in 2020 scheduled to cliff-vest on December 31, 2022, subject to the relative attainment of performance metrics relating to (i) bookings backlog for delivery after 2022, (ii) energy adjusted Watts per module, and (iii) cash-adjusted ROIC. In accordance with SEC rules, the value reflected in the table in respect of such PUs assumes applicable performance goals are achieved at threshold performance. For a description of this award, see “Compensation Discussion and Analysis – Components of 2020 Executive Compensation” and “Compensation Discussion and Analysis – 2020 Compensation Decisions – Equity-Based Compensation.”

(7)These RSUs were fully vested as of March 6, 2021. See “Compensation Discussion and Analysis – 2020 Compensation Decisions – Equity-Based Compensation” for further details.

Stock Vested

The following table provides information, on an aggregate basis, with respect to stock awards that vested during the year ended December 31, 2020 for each of the named executive officers.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark R. Widmar	135,861	6,525,410
Alexander R. Bradley	31,701	1,514,269
Georges J. Antoun	44,236	2,104,380
Philip Tymen deJong	44,412	2,112,013
Caroline Stockdale	—	—
Raffi Garabedian	43,922	2,090,762
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(1)Calculated using the closing price per share of our common stock on the respective vesting dates. For a description of vesting of restricted stock units, see the narrative below.

Restricted stock units vest over four years at a rate of 25% per year, commencing on the first anniversary of the grant date, subject to the individual’s continued employment through such dates. In the event of termination of employment due to death, an additional 12 months’ service credit will be provided. For a description of the material terms of the PUs granted in 2019, see “Compensation Discussion and Analysis – Components of 2020 Executive Compensation” and “Compensation Discussion and Analysis – 2020 Compensation Decisions – Equity-Based Compensation.”

Pensions and Nonqualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits (other than a tax-qualified 401(k) plan benefit) or other nonqualified deferred compensation arrangements that could be characterized as nonqualified deferred compensation arrangements under Section 409A of the Code.

Employment Agreements and Arrangements

We have entered into employment agreements with each of Messrs. Widmar, Bradley, Antoun, Garabedian, and deJong and Ms. Stockdale to serve as an executive officer. Under the terms of each employment agreement, each executive officer is entitled to an annual base salary as described under “Compensation Discussion and Analysis – 2020 Compensation Decisions – Base Salary,” the opportunity to participate in our annual bonus program with a target bonus as described under “Compensation Discussion and Analysis – 2020 Compensation Decisions – Cash Incentive Compensation,” other senior level incentive programs, standard employee benefits, and four weeks of vacation.

Our employment agreements with our executive officers provide that, in the event their employment is terminated by us without “cause,” the executive officer is eligible to receive the following: (i) severance equal to one year of his annual base salary, payable over the 12 months following termination (two years payable over 24 months in the case of Mr. Widmar), (ii) continued medical benefits until the earlier of one year following termination or his or her coverage under the medical benefit plan of another employer, and (iii) an additional one year of service credit for purposes of determining vesting of time-based equity compensation awards (this additional service credit does not apply to PUs). The additional vesting described in clause (iii) above also applies if the executive officer’s employment terminates due to his or her death or disability. In the event of termination of the executive officer’s employment for any reason, he or she is entitled to payment of his or her earned and unused (and unforfeited) vacation. The severance benefits described in clause (i) above are conditioned upon the executive timely delivering a valid and irrevocable release of claims in favor of the Company.

Each executive officer is also subject to either separate confidentiality and intellectual property agreements or an intellectual property agreement, each of which contains confidentiality provisions, and a separate non-competition and non-solicitation agreement, the latter of which provides that the executive officer will not compete with the Company or solicit Company associates during a one-year restricted period (two years in the case of Mr. Widmar). Each executive officer has also entered into a separate CIC Agreement with the Company, the terms of which are described in “Potential Payments upon Termination or Change in Control – Potential Payments upon a Change in Control – Change-in-Control Severance Agreements.”

Although some of our employment agreements include specific provisions subjecting only certain payments thereunder to clawback to the extent required by law, as a result of our adoption of a broadly applicable clawback policy, certain payments to our executives under each of the agreements below are subject to clawback to the extent required by applicable law.

Potential Payments upon Termination or Change in Control

Potential Payments upon Termination of Employment (Other than in the Context of a Change in Control)

The table below reflects the estimated amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment as of December 31, 2020. Amounts included in the table reflect an involuntary termination without “cause” and a termination due to death, disability, or a qualifying retirement of the executive, in each case, other than in connection with a change in control. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company. Unless otherwise noted, for purposes of the calculations below, we used a share value of $98.92 per share, which was the closing price per share of our common stock on December 31, 2020. None of the named executive officers is entitled to compensation upon a termination for “cause” except for the value of any earned and unused (and unforfeited) vacation.

For descriptions relating to these payments and benefits, including any release, non-competition, non-solicitation, or similar requirements, see “Employment Agreements and Arrangements.” The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

Name	Payment Type		Involuntary Not for Cause Termination ($)		Termination Due to Death or Disability ($)
Mark R. Widmar	Cash severance	(1)	1,800,000	(4)	1,125,000
	Health coverage	(2)	20,166		—
	Equity treatment	(3)	5,665,841	(3)	15,759,047
	Total		7,486,007		16,884,047

Alexander R. Bradley	Cash severance	(1)	480,000	(4)	431,262
	Health coverage	(2)	15,052		—
	Equity treatment	(3)	1,529,105	(3)	4,533,336
	Total		2,024,157		4,964,598

Georges J. Antoun	Cash severance	(1)	575,000	(4)	517,500
	Health coverage	(2)	15,052		—
	Equity treatment	(3)	1,874,237	(3)	5,795,815
	Total		2,464,289		6,313,315

Philip Tymen deJong	Cash severance	(1)	575,000	(4)	517,500
	Health coverage	(2)	21,734		—
	Equity treatment	(3)	1,418,018	(3)	5,948,932
	Total		2,014,752		6,466,432

Caroline Stockdale	Cash severance	(1)	430,000	(4)	344,000
	Health coverage	(2)	21,734		—
	Equity treatment	(3)	285,186	(3)	1,219,910
	Total		736,920		1,563,910

Raffi Garabedian	Cash severance	(1)	575,000	(4)	517,500
	Health coverage	(2)	20,066		—
	Equity treatment	(3)	2,504,358	(3)	6,401,916
	Total		3,099,424		6,919,416

——————————

(1)Estimates based on aggregate payments made over the severance period, which period for Mr. Widmar is 24 months and for all other executives is 12 months.

(2)Represents maximum aggregate value of continued health benefit coverage based on 2020 costs for this benefit, to be provided over the health benefit continuation period, which is 12 months for all named executive officers.

(3)Amounts are estimates, based on the aggregate value of 12 months’ acceleration of the vesting of time-based equity awards outstanding on December 31, 2020, as provided under the terms of each named executive officer’s employment agreement. In the event of a termination due to death, disability or retirement, PUs would vest following the end of the performance period, based on actual achievement of the applicable performance metrics and pro-rated based on the length of the period the executive was employed by the Company during the performance period. In the table, PU vesting is reflected at the target level of achievement of applicable performance metrics. The actual number of PUs that vest following the end of the applicable performance period, if any, will depend on the relative attainment of the performance metrics.

(4)Our 2020 Bonus Plan requires that all associates be employed on the bonus payout date with the following exceptions: retirement, death, and long-term disability. These exceptions allow for eligibility of a pro-rated award based on days of service completed during the performance year. Amounts shown reflect a target payout assuming employment through the bonus payout date.

Potential Payments upon a Change in Control

Consequences of a Change in Control Under Equity-Based Compensation Plans. The 2020 Omnibus Incentive Compensation Plan (“2020 Omnibus Plan”) and its predecessor, the 2015 Omnibus Plan), provide that, unless otherwise provided in an award agreement, or unless provision is made in connection with the change in control (as defined below) for assumption of, or substitution for, awards previously granted, in the event of a change in control, any equity awards outstanding as of the date of the change in control shall be treated as follows as of the date immediately prior to the change in control: (i) awards subject only to time-based vesting criteria would become (or would be deemed) fully vested and/or exercisable, and all restrictions and forfeiture provisions related thereto would lapse, as applicable, and (ii) all performance units and other awards designated as performance compensation awards would be paid out as if the date of the change in control were the last day of the applicable performance period and “target” performance levels had been attained.

The term “change of control” in the 2015 Omnibus Plan is defined as the occurrence of any of the following events:

•During any period of 24 consecutive months, individuals who were members of the board of directors at the beginning of such period cease at any time during such period for any reason to constitute at least a majority of the board of directors;

•The consummation of (i) a merger, consolidation, statutory share exchange, or similar form of corporate transaction involving (x) the Company or (y) any of its subsidiaries, (but in the case of this clause (y) only if voting securities of the Company are issued or issuable in connection with such transaction) or (ii) a sale or other disposition of all or substantially all the assets of the Company, in each case, unless following which (a) the stockholders of the Company as of just prior to such consummation continue to own in substantially the same proportions more than 50% of the combined voting power of the surviving entity (disregarding any interests in the surviving entity that such stockholders owned before such consummation), (b) no person (excluding employee benefit plans or related trusts and specified shareholders (defined below)) owns 20% or more of the combined voting power of the surviving entity, and (c) a majority of the members of the board of directors of the surviving entity were members of the Company’s board of directors as of the time such transaction was agreed upon or approved;

•The approval by our stockholders of a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in the preceding bullet that does not otherwise constitute a change in control; or

•The date that any legal person, corporation, or other entity or group (as defined) other than any “specified shareholder” becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power that is equal to or greater than 30%.

The term “change of control” in the 2020 Omnibus Plan is defined as the occurrence of any of the following events:

•During any period of 24 consecutive months, individuals who were members of the board of directors at the beginning of such period (“Incumbent Directors”) cease at any time during such period for any reason to constitute at least a majority of the board of directors; provided, however, that any individual becoming a director subsequent to the beginning of such period whose appointment or election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person;

•The consummation of (i) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its subsidiaries (but in the case of this clause (y) only if voting securities of the Company are issued or issuable in connection with such transaction) or (ii) a sale or other disposition of all or substantially all the assets of the Company, in each case, unless following which (a) the stockholders of the Company as of just prior to such consummation continue to own in substantially the same proportions more than 50% of the combined voting power of the surviving entity (disregarding any interests in the surviving entity that such stockholders owned before such consummation), (b) no person (excluding employee benefit plans or related trusts and specified shareholders, defined below) owns 20% or more of the combined voting power of the surviving entity, and (c) a majority of the members of the board of directors of the surviving entity were members of the Company’s board of directors as of the time such transaction was agreed upon or approved;

•The approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in the preceding bullet that does not otherwise constitute a change of control; or

•The date that any legal person, corporation, or other entity or group (as defined) other than any “specified shareholder” becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power that is equal to or greater than 30%.

PU Award Agreements. The PUs granted to our named executive officers under the EPEP provide that, upon a change in control of the Company in which the acquirer assumes or substitutes the PUs, the PUs would accelerate vesting based on the greater of target or actual achievement of the applicable vesting conditions as of the date of termination, if, during the two-year period after a change in control, the executive’s employment is terminated without “cause” or the executive resigns for “good reason” (as defined in the executive’s CIC Agreement). Upon the occurrence of a change in control of the Company in which the acquirer does not assume or substitute the PUs, the PUs would be deemed immediately vested at the greater of target or actual achievement of the applicable vesting conditions as of the last date of the quarter preceding the change in control.

Change-in-Control Severance Agreements. We have entered into CIC Agreements with our executive officers and certain senior management, including each of our named executive officers. As of July 2013, our compensation committee determined that such CIC Agreements will no longer provide for full vesting of unvested time-vested equity-based compensation upon a change in control of the Company and will instead provide for vesting of such equity-based compensation only upon a termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. Consistent with that decision, pursuant to the CIC Agreements entered into with Messrs. Widmar and Bradley and Ms. Stockdale, if a change in control occurs (substantially as defined in the 2020 Omnibus Plan, except that a change in control will only be deemed to have occurred if such change in control constitutes a change in the ownership or effective control of the Company or a change in the ownership or a substantial portion of the assets of the Company within the meaning of Section 409A of the Code), Messrs. Widmar and Bradley and Ms. Stockdale will only become entitled to accelerated vesting of all equity-based, long-term incentive awards (other than awards which by their express terms do not accelerate under the CIC Agreements and other than awards held by Mr. Widmar granted prior to July 1, 2016) upon termination without “cause” or resignation for “good reason” within two years following a change in control of the Company. Under the legacy CIC Agreements with Messrs. Antoun, deJong, and Garabedian, and awards held by Mr. Widmar granted prior to July 1, 2016, if a change in control occurs (substantially as defined in the 2020 Omnibus Plan, except that, pursuant to an August 2013 amendment to such CIC Agreements, a change in control will only be deemed to have occurred if such change in control constitutes a change in the ownership or effective control of the Company or a change in the ownership or a substantial portion of the assets of the Company within the meaning of Section 409A of the Code), the executive would become immediately entitled to accelerated vesting of all equity-based, long-term incentive awards (other than awards which by their express terms do not accelerate under the CIC Agreements).

Named executive officers who are party to a CIC Agreement will also be entitled to severance payments and benefits if, in the case of each named executive officer other than Messrs. Widmar and Bradley and Ms. Stockdale, the executive’s employment with the Company is terminated in anticipation of a change in control or if, with respect to each named executive officer, during the two-year period after a change in control, the executive’s employment is terminated without “cause” or the executive resigns for “good reason” (including any material reduction in an executive’s authorities, duties, or responsibilities; any material reduction in annual base salary or annual incentive opportunity; a relocation of the executive’s principal place of employment by 50 or more miles; a failure to pay compensation when due; a failure of a successor to assume the obligations of the agreement; and receipt of written notice from the Company of a termination without “cause”) (such termination, a “qualifying termination”).

If terminated or separated from the Company under those circumstances, the executive would be entitled to the following additional benefits under the CIC Agreement:

•a lump-sum cash severance payment equal to two times the sum of (i) the executive’s annual base salary (without regard to any reduction giving rise to “good reason”) and (ii) the greater of (a) the executive’s target annual bonus for the year of termination; or (b) the average of the annual cash bonuses payable to the executive in respect of the three full calendar years immediately preceding the calendar year that includes the termination date or, if the executive has not been employed for three full calendar years preceding the calendar year that includes the termination date, the average of the annual cash bonuses payable to the executive for the number of full calendar years prior to the termination date that he or she has been employed;

•a pro-rated target annual bonus;

•the continuation of, or reimbursement for, medical and certain other employee benefits for 18 months after termination of employment; and

•reimbursement for the cost of executive-level outplacement services (subject to a $20,000 limit).

Such severance benefits under the CIC Agreements are in lieu of any other severance benefit the executive may otherwise be entitled to, such as under the executive’s employment agreement. To obtain severance benefits under a CIC Agreement, an executive must first execute a separation agreement with the Company that includes a waiver and release of any and all claims against the Company. For terminations other than a qualifying termination following a change in control, the executive is entitled to vested and accrued benefits.

As a result of our compensation committee’s decision to no longer provide any executives with excise tax gross-up payments that may be triggered under Section 280G of the Code, we no longer have any legacy employment agreements with our named executive officers that allow for such tax gross-up payments.

The table below shows the amounts that would be payable to each of the named executive officers who is party to a CIC Agreement in the event of a qualifying termination following a change in control, if a change in control and the qualifying termination had occurred on December 31, 2020, using a share value of $98.92 per share, which was the closing price per share of our common stock on December 31, 2020. The amounts do not include amounts payable pursuant to our contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

Name	Cash Severance Payment Amount ($)	Value of Accelerated Equity Awards ($)(1)	Estimated Value of Medical and Welfare Benefits ($)(2)	Estimated Value of Outplacement Assistance ($)(3)	Total ($)
Mark R. Widmar	5,881,257	30,453,116	30,250	20,000	36,384,623
Alexander R. Bradley	2,492,560	8,456,869	22,579	20,000	10,992,008
Georges J. Antoun	3,167,161	10,152,061	22,579	20,000	13,361,801
Philip Tymen deJong	3,046,912	10,152,061	32,602	20,000	13,251,575
Caroline Stockdale	1,892,000	3,225,188	32,602	20,000	5,169,790
Raffi Garabedian	3,056,158	10,374,334	30,099	20,000	13,480,591
——————————
(1)All time-based equity awards for Messrs. Antoun, Garabedian, and deJong vest upon a change in control. The vesting for Mr. Widmar of all grants made prior to July 1, 2016 are subject to single-trigger vesting and all grants made after July 1, 2016 are subject to double-trigger vesting. The vesting of all time-based equity awards for Mr. Bradley and Ms. Stockdale is a double-trigger benefit, and such time-based equity awards vest only upon a termination without “cause” or for resignation for “good reason” within two years following a change in control of the Company. All PUs vest at the greater of target or actual performance, only upon a termination without “cause” or for resignation for “good reason” within two years following a change in control, in the event that an acquirer of the Company assumes or substitutes the PUs. In the table, PU vesting is reflected at the target level of achievement of the applicable performance metrics.

(2)Estimated value of 18 months continued medical and certain other employee benefits based on 2020 costs for these benefits.

(3)Assumes a maximum payment of $20,000, which may be made for outplacement assistance.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Mark Widmar, our Chief Executive Officer. The pay ratio included in this information represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2020, our last completed fiscal year:

•the median annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $136,250;

•the annual total compensation of our Chief Executive Officer was $8,317,673; and

•our Chief Executive Officer’s annual total compensation was 61 times that of the median annual total compensation of all employees.

To identify the median of the annual total compensation of all our employees (or “median employee”), as well as to determine the annual total compensation of the median employee, we made the following assumptions:

1.Population Date. We selected December 31, 2020 as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner.

2.Population Composition. As of December 31, 2020, our global employee population consisted of approximately 5,100 associates. This population included the Company’s full-time and part-time employees, but excluded independent contractors, interns, and temporary employees.

3.Median Employee. To identify the median employee from our employee population, we used the annual total compensation of our employees. To determine annual total compensation, we reviewed the Company’s global payroll records and determined the pay categories that should be included in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. In making this determination, we annualized the base salary of full-time and part-time employees who were hired during 2020. We applied the exchange rate as of December 31, 2020 to convert the compensation paid in local currency to U.S. dollars.

Using this methodology, we determined that the median employee was a full-time, salaried employee located in Malaysia, with annual total compensation of $23,820 for the year ended December 31, 2020. We then applied a cost-of-living adjustment to the annual total compensation of the median employee by comparing nominal gross domestic product per capita in the United States and Malaysia for 2019 as published by the World Bank (the most recent year with available data), which resulted in a cost-of-living adjustment factor of 5.72. After applying the cost-of-living adjustment, we determined that the annual total compensation of the median employee was $136,250.

Without applying the cost-of-living adjustment to the annual total compensation of the median employee, our Chief Executive Officer’s annual total compensation was 349 times that of the median of the annual total compensation of all employees.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Upon the recommendation of the nominating and governance committee of the board of directors, the board of directors has nominated for election at the annual meeting the following eleven nominees. Information about these nominees is provided above in the section “Directors.” Each of the nominees is currently serving as a director of the Company. We expect each nominee for election as a director at the annual meeting to be able to accept such nomination. If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to stand for election. If a substitute nominee is selected to stand for election, the proxy holders will vote shares with respect to the substitute nominee in accordance with the voting instructions received for the original nominee unless you change your vote in accordance with the procedures described above in the section “Questions and Answers About the Annual Meeting – Can I change my vote after I submit my proxy?” At the annual meeting, proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Nominees

The board of directors has nominated for election to the board of directors the following eleven nominees:

Michael J. Ahearn
Sharon L. Allen
Richard D. Chapman
George A. Hambro
Kathryn A. Hollister
Molly E. Joseph
Craig Kennedy
William J. Post
Paul H. Stebbins
Michael Sweeney
Mark R. Widmar

Required Vote

For each of the eleven nominees, the affirmative vote of a majority of the votes cast for such nominee is required to elect such nominee as a director. A person shall be considered to have received a majority of the votes cast with respect to such person’s election only if the number of votes cast “FOR” such person’s election exceeds the number of votes cast “AGAINST” such person’s election, with “abstentions” and “broker non-votes” not counted as a vote cast either “FOR” or “AGAINST” such person’s election, and proxies received from a stockholder of record that do not indicate a specific choice counted as a vote cast “FOR” such person’s election. You may not accumulate your votes for the election of directors. If an incumbent director receives less than a majority of votes cast with respect to his or her election, such director is required to promptly tender his or her resignation to the chair of the board for consideration by the nominating and governance committee.

Recommendation

The board of directors recommends a vote “FOR” the election of each of the foregoing nominees to the board of directors.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP

The audit committee of the board of directors is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The audit committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2006 and has also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services.” In order to ensure continuing auditor independence, the audit committee periodically considers whether there should be a rotation of our independent registered public accounting firm. The audit committee and the board of directors believe that the continued retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of holders of a majority of the stock represented and voting on such question. “Abstentions” will not be counted as a vote cast either “FOR” or “AGAINST” this proposal, and proxies received from a stockholder of record that do not indicate a specific choice will be counted as a vote cast “FOR” this proposal.

Recommendation

The board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.

PROPOSAL NO. 3, IF PROPERLY PRESENTED AT THE MEETING
STOCKHOLDER PROPOSAL

The Company has received notice of the intention of a stockholder to present a proposal for voting at the annual meeting. The text of the stockholder proposal and supporting statement appear below exactly as received by the Company, except for minor formatting changes. Statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent of the stockholder proposal, and we take no responsibility for its content. The Company will provide the name, address and stockholdings (to the Company’s knowledge) of the proponent upon request made to First Solar’s Corporate Secretary at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 or by calling (602) 414-9300.

If the proponents of this proposal, or representatives who are qualified under state law, are present at our annual meeting and submit the proposal for a vote, then the proposal will be voted upon.

Beginning of Stockholder Proposal and Statement of Support

Board Diversity
WHEREAS: Racial and ethnic diversity is undeterminable on First Solar’s Board of Directors.

We believe diversity, inclusive of race, ethnicity, and gender, is a critical attribute of a well-functioning board and a measure of sound corporate governance.

Corporate leaders recognize the strong business case for board diversity. The Guiding Principles of Corporate Governance of the Business Roundtable, an influential association of chief executives, state: “Boards should develop a framework for identifying appropriately diverse candidates that allows the nominating/corporate governance committee to consider women, minorities and others with diverse backgrounds as candidates for each open board seat.”1 Benefits associated with board and management diversity include a larger candidate pool from which to pick top talent, better understanding of consumer preferences, a stronger mix of leadership skills, and improved risk management.

Numerous institutional investors have updated their proxy voting guidelines to reflect their belief that diversity on boards, as well as in senior and mid-level management, is an indicator of good corporate governance. BlackRock, the world’s largest asset manager, published in 2020 investment stewardship guidelines that state, “If there is no progress on enhancing diversity at the board level within a reasonable time frame, we may hold nominating and/or governance committees accountable for an apparent lack of commitment to board effectiveness. Deliberate action needs to be taken by boards with a lack of diversity.”2 State and city pension plans across the country have adopted proxy voting policies with minimum thresholds for board diversity.

Legislation mandating board diversity inclusive of gender and race has arrived in the U.S. California legislation enacted in 2020 requires boards with nine directors or more include three members from racial or sexual minority groups by 2022. Potential regulatory action seeking disclosure of racial, ethnic, and gender diversity is also under consideration at the federal level.3

People of color remain significantly underrepresented on U.S. corporate boards. According to ISS Analytics, more than 82 percent of all directors in S&P 500 companies are Caucasian. Among board members of Russell 3000 companies whose race was identified, non-white directors represent 12.5 percent.4 Continued progress on board diversity requires serious attention to the board search process and refreshment.
1 https://s3.amazonaws.com/brt.org/Principles-of-Corporate-Governance-2016.pdf
2 https://www.blackrock.com/corporate/literature/publication/blk-commentary-engaging-on-diversity.pdf
3 https://www.congress.gov/bill/116th-congress/house-bill/1018/text
4 https://www.nytimes.com/2020/09/15/business/economy/corporate-boards-black-hispanic-directors.html

RESOLVED: Shareholders request that the Board of Directors prepare a report by September 2021, at reasonable expense and omitting proprietary information, on steps First Solar is taking to enhance board diversity beyond current levels, such as:

1.Committing publicly to include people of color in each candidate pool for board and senior leadership seats;
2.Disclosing the gender, racial, and ethnic composition of the board; and
3.Disclosing strategies related to gender, racial, and ethnic board diversity, including if and how the board plans to reflect the diversity of the company’s workforce, community, and customers.

We believe this report will foster Board accountability on this issue.

End of Stockholder Proposal and Statement of Support

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The board of directors is in full agreement with the spirit of the stockholder proponent’s proposal, and recognizes that diversity, including diversity of gender, race and ethnicity, is an essential feature of a well-functioning board. The board of directors respectfully disagrees, however, that a report of the type proposed by the stockholder proponent is an effective way to enhance diversity beyond current levels, and instead believes that its and the Company’s historical and ongoing actions to promote and enhance diversity are the appropriate metric to demonstrate commitment and accountability on this important topic.

The Company and its leadership have a long-standing commitment to diversity, inclusion and advancement. We prohibit discrimination based on race, color, gender, sexual preference, age, religion, national origin, disability, military status, genetic information or any other protected classification. We adopted a formal equal employment opportunity policy many years ago, and we continue to establish both global and local region networks and affinity groups consistent with this philosophy.

Over the past year, we have added members to the Executive Leadership Team to enhance gender, racial and multicultural diversity. We proactively seek diverse candidates by listing job postings on recruitment websites that aim to serve diverse, minority and veteran candidates. Our Talent Acquisition team evaluates the breakdown of applicants and hires based on gender and ethnicity on a quarterly basis. More information on the Company’s commitment to diversity, belonging and inclusion can be found on our website at https://www.firstsolar.com/en/About-Us/Responsible-Solar. The information contained in or connected to our website is not incorporated by reference into this proxy statement.

With respect to diversity on the board of directors, the board of directors and nominating and governance committee are committed to identifying director candidates of diverse thought, talent and background, including diversity of gender, race, and ethnicity. Our corporate governance guidelines and the nominating and governance committee charter reflect this commitment, with each calling for consideration of a director candidate’s background, including their gender, race and ethnicity. Evidencing this commitment, three of the four directors who most recently joined the board are gender diverse. We have disclosed in this proxy statement the gender, racial, and ethnic composition of our board of directors. We are proud to be recognized by 2020’s Women on Boards as being a “‘W’ Winning Company” for having 20% of the seats on our board of directors occupied by women.

In addition to formal policies directing the board of directors and nominating and governance committee to consider diversity of background when evaluating a director candidate’s qualifications, the board of directors and nominating and governance committee believe that an examination of broader diversity is imperative to ensuring that the board of directors reflects a diversity of personal and professional experiences, opinion, perspectives and backgrounds.

In addition to continuously seeking qualified outside candidates, we perform thorough director and committee evaluations to ensure the Company is able to benefit from directors with the wide variety of backgrounds, experiences and skills necessary to effectively oversee management and implement the Company’s long-term strategies. While the board of directors acknowledges the benefits of broad diversity throughout the Company and has taken steps to advance diversity and inclusion, including at the level of the board of directors, the proposal does not capture the scope of considerations used by the board of directors in assessing director candidates and would impose unnecessary administrative burdens and costs.

We are already committed to ensuring qualified candidates are considered, and to considering and advancing director candidates of diverse backgrounds, including of diverse gender, race, and ethnic backgrounds. Our corporate governance guidelines and the nominating and governance committee charter documents are clear that a director candidate’s contribution to diversity is a significant selection criterion. The board of directors supports the intentions of the proposal, but does not believe the proposed report is an effective way to advance goals of enhancing diversity of gender, race, ethnicity and other protected classifications. The board of directors believes that its accountability and attentiveness with respect to diversity and inclusion is best demonstrated through its and the Company’s past actions and ongoing commitments. For these reasons, the board of directors recommends you vote “AGAINST” this proposal.

Required Vote

Approval of this stockholder proposal requires the affirmative vote of holders of a majority of the stock represented and voting on such question. “Abstentions” and “broker non-votes” will not be counted as a vote cast either “FOR” or “AGAINST” this proposal, and proxies received from a stockholder of record that do not indicate a specific choice will be counted as a vote cast “AGAINST” this proposal.

Recommendation

The board of directors recommends a vote “AGAINST” the adoption of this stockholder proposal.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during the year ended December 31, 2020, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements. In making such statement, we have relied upon examination of the copies of Forms 3, 4, and 5 provided to us and the written representations of our directors and executive officers.

OTHER MATTERS

It is not anticipated that any matters other than those described in this proxy statement will be brought before the annual meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

HOUSEHOLDING

The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We will promptly deliver a separate copy of the proxy materials to each stockholder who has been “householded” if such stockholder requests the Company to do so. If you desire to receive separate copies of any of our future proxy materials, or if you are receiving multiple copies of such proxy materials and would like to receive only one copy for your household, you should contact your broker, bank, or other nominee, or you may contact us by telephone at (602) 414-9300 or by mail at Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281. Our proxy materials are also available free of charge at www.edocumentview.com/fslr.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2022 proxy statement pursuant to Rule 14a-8 of the Exchange Act must submit the proposal so that it is received by us no later than December 2, 2021. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to First Solar’s Corporate Secretary at First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at next year’s annual meeting of stockholders, our bylaws require that the stockholder notify us in writing on or before February 11, 2022, but no earlier than January 12, 2022, to be considered at that meeting. Proposals received after February 11, 2022 will not be voted on at the annual meeting. In addition, such proposal must also include, among other things, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration); the name and address, as they appear on the Company’s books, of the stockholder proposing such business or nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination or proposal is being made; the class or series and number of shares of the Company which are beneficially owned or owned of record by the stockholder and the beneficial owner; any material interest of the stockholder in such business; a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to attend such meeting to propose such business; and a representation whether the stockholder intends to solicit proxies in support of the proposal. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder’s notice must comply with additional provisions as set forth in our bylaws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would need to be disclosed in a proxy filing. Any such proposals should be directed to our Corporate Secretary as noted above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The audit committee is comprised of six non-management directors, each of whom is independent as that term is defined in the NASDAQ Marketplace Rules and satisfies the audit committee independence standard under Rule 10A-3(b)(1) of the Exchange Act.

The audit committee operates under a written audit committee charter that was approved by the audit committee and board of directors. The audit committee held seven meetings during 2020.

The audit committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the audited financial statements of the Company for the year ended December 31, 2020. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board, as in effect on the date of this proxy statement.

PricewaterhouseCoopers LLP provided to the audit committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and the audit committee discussed with PricewaterhouseCoopers LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.

Based on the reviews and discussions described above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Submitted by the Members of the Audit Committee

Sharon L. Allen (Chair)
Richard D. Chapman
Molly E. Joseph
Craig Kennedy
Paul H. Stebbins

First Solar

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

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Go to **www.envisionreports.com/FSLR** or scan the QR code — login details are located in the shaded bar below.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Michael J. Ahearn	☐	☐	☐	02 - Sharon L. Allen	☐	☐	☐	03 - Richard D. Chapman	☐	☐	☐
04 - George A. Hambro	☐	☐	☐	05 - Kathryn A. Hollister	☐	☐	☐	06 - Molly E. Joseph	☐	☐	☐
07 - Craig Kennedy	☐	☐	☐	08 - William J. Post	☐	☐	☐	09 - Paul H. Stebbins	☐	☐	☐
10 - Michael Sweeney	☐	☐	☐	11 - Mark R. Widmar	☐	☐	☐				

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as First Solar's Independent Registered Public Accounting Firm for the year ending December 31, 2021.	☐	☐	☐
3. Shareholder proposal requesting a report on board diversity.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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The 2021 Annual Meeting of Stockholders of First Solar, Inc.
will be held on Wednesday, May 12, 2021, at 12:00 p.m., Eastern Daylight Time, virtually via the internet at www.meetingcenter.io/286438251

To access the virtual meeting, you must have the 15 digit number that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is FSLR2021.

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

First Solar.

Proxy — First Solar, Inc.

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 12, 2021

2021 Annual Meeting of First Solar, Inc. Stockholders
May 12, 2021, 12:00 p.m. (Eastern Daylight Time)

The undersigned hereby appoints Mark R. Widmar and Jason E. Dymbort (the "proxies"), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of First Solar, Inc., to be held virtually via the internet on May 12, 2021, at 12:00 p.m., Eastern Daylight Time or at any adjournment thereof as stated on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The shares represented by the proxy will be voted as specified. If no choice is indicated, the proxy holders will vote "FOR" each of the eleven director nominees named above, "FOR" Proposal No. 2 and "AGAINST" Proposal No. 3. Unless you are voting via the Internet or telephone, the proxies cannot vote your shares unless you sign and return this card.

C Non-Voting Items

Change of Address — Please print new address below.